UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

L.B. FOSTER COMPANY

(Name of Registrant as Specified in Its Charter)

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L. B. FOSTER COMPANY 415 Holiday Drive Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2014

To Our Shareholders:

L. B. Foster Company will hold its Annual Meeting of Shareholders at the Company’s principal executive offices at 415 Holiday Drive, Pittsburgh, Pennsylvania on Thursday, May 22, 2014, at 11:00 AM, local time, for the purposes of:

1.

Electing a board of seven directors for the ensuing year;

2.

Ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014;

3.

Advisory approval of the compensation paid to the Company’s named executive officers in 2013; and

4.

Acting upon any other matters that properly come before the Annual Meeting.

Shareholders are cordially invited to attend the meeting.  Only holders of record of our common stock at the close of business on March 21, 2014 will be entitled to vote at the meeting or at any adjournment thereof.

We are following U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders over the Internet.  This process expedites shareholder receipt of proxy materials and lowers the cost of our annual meeting.  On or about April 11, 2014, we mailed to our shareholders a Notice of Internet Availability containing instructions on how to access our 2014 Proxy Statement and 2013 Annual Report and how to cast your vote. The notice also included instructions on how to receive a paper copy of the annual meeting materials.

Patrick J. Guinee

Vice President, General Counsel &

Corporate Secretary

Pittsburgh, Pennsylvania

April 11, 2014

GENERAL INFORMATION	1
PROPOSAL NO. 1-ELECTION OF DIRECTORS	3
PROPOSAL NO. 2-RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	4
PROPOSAL NO. 3-ADVISORY VOTE ON NAMED EXECUTIVE OFFICERS’ 2013 COMPENSATION	5
STOCK OWNERSHIP	6
DIRECTOR COMPENSATION - 2013	7
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES	7
Policy for Approval of Audit and Permitted Non-Audit Services	8
CORPORATE GOVERNANCE	8
The Board and Board Meetings	8
Board Leadership Structure	8
Board Attendance	9
Board's Role in Risk Oversight	9
Diversity	9
Communications with Directors	9
Board Committees	10
Audit Committee	10
Compensation Committee	10
Consideration of Risk Within Compensation Arrangements	11
Nomination and Governance Committee	12
Additional Corporate Governance Matters	13
Code of Conduct and Ethics	13
Transactions With Related Parties	13
Compensation Committee Interlocks and Insider Participation	13
Section 16(a) Beneficial Ownership Reporting Compliance	14
Ownership Guidelines For Non-Employee Directors	14
EXECUTIVE COMPENSATION	14
Compensation Discussion and Analysis	14
Introduction	14
Executive Summary	15
Our Compensation Principles and Objectives	15
Our Compensation Practices	15
Elements of Compensation	16
Realizable Pay-for-Performance Alignment	17
Results of 2013 Shareholder Vote on Named Executive Officer Compensation	17
Summary of 2013 Compensation Arrangements	17
Determining the Company’s Chief Executive Officer’s Compensation	18
Determining Compensation for Other Named Executive Officers	18
Overview of Compensation Framework	18
Realizable Pay-for-Performance Evaluation	19
The Use of Market Compensation Data	20
Role of the Compensation Committee in Establishing Objectives	20
Compensation Elements	21
Base Salary	21
2013 Executive Annual Incentive Compensation Plan	21
Long-Term Incentive Plan	23
2013 Long-Term Incentive Awards	23
2011-2013 Performance Share Unit Awards	25
Other Compensation Practices	25
Retirement Plans	25
Employment Agreement, Separation Plan, and Change-in-Control Arrangements	26
Separation Agreements	27
Stock Ownership Policy	28
Tax Considerations	28
Right of Recovery	28
Other Corporate Plans	28
Footnote Definitions for Section: Executive Compensation	30

i

COMPENSATION COMMITTEE REPORT	32
SUMMARY COMPENSATION TABLE - 2011, 2012 and 2013	33
GRANTS OF PLAN-BASED AWARDS IN 2013	34
OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END	35
2013 OPTION EXERCISES AND STOCK VESTED	36
2013 NON-QUALIFIED DEFERRED COMPENSATION	37
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	38
Change-In-Control	38
Termination of Employment - Outside of a Change-in-Control	38
Termination Provisions Under Mr. Bauer’s Employment Agreement	38
Termination Provisions Under Our Equity and Annual Compensation Plans and Programs	38
Termination Provisions Under Our Supplemental Executive Retirement Plan	39
Change-In-Control and/or Related Termination of Employment	39
Change-In-Control Provisions Under the Executive Annual Incentive Compensation Plan	39
Change-In-Control Provisions Under the Key Employee Separation Plan	39
Change-In-Control and Termination Provisions Under Our Equity Compensation Programs	39
Termination of Employment Payments for Messrs. Cancilla and Haugh	42
AUDIT COMMITTEE REPORT	43
ADDITIONAL INFORMATION	44

ii

L. B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (sometimes hereinafter referred to as the “Board”) of L. B. Foster Company (the “Company”) to be voted at the May 22, 2014 Annual Meeting of Shareholders and at any adjournment or postponement thereof (the “Annual Meeting”).  This Proxy Statement, the Notice of Internet Availability, the proxy card, and our 2013 Annual Report to Shareholders were each made available to shareholders on the internet at www.proxyvote.com or mailed on or about April 11, 2014.

At the close of business on March 21, 2014, the record date for entitlement to vote at the meeting (“Record Date”), there were 10,333,841 shares of common stock outstanding.  Only holders of record of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the meeting or at any adjournment thereof. Such shareholders will have one vote for each share held on that date.

The presence, in person or by proxy, of the shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a matter to be acted on at the Annual Meeting will constitute a quorum.  Where a shareholder’s proxy or ballot is properly executed and returned but does not provide voting instructions, the shares of such shareholder will nevertheless be counted as being present at the meeting for the purpose of determining a quorum. Abstentions and “broker non-votes” (as described below) will be counted for purposes of determining a quorum.

Directors shall be elected by a plurality of the votes cast by the holders of the shares voting in person or represented by proxy at the meeting. Only votes FOR or AGAINST this proposal count as votes cast.  Abstentions and broker non-votes are not considered to be votes cast on this proposal.   Our common stock does not have cumulative voting rights in the election of directors.

The Audit Committee of the Board has appointed Ernst & Young LLP (“E&Y”) as the Company's independent registered public accounting firm for 2014.  The affirmative vote of a majority of the votes cast by the Company’s shareholders entitled to vote shall ratify this appointment.  Only votes FOR or AGAINST this proposal count as votes cast. Abstentions and broker non-votes are not considered to be votes cast on this proposal.

The advisory vote to approve the compensation paid to the Company's named executive officers in 2013 as reported in this proxy statement will be determined by the affirmative vote of a majority of the votes cast by the Company's shareholders entitled to vote. Only votes FOR or AGAINST this proposal count as votes cast.  Abstentions and broker non-votes are not considered to be votes cast on this proposal.

If the form of proxy is properly executed and returned, it will be voted as directed.  If no directions are given, the proxy will be voted FOR the election of the seven nominees named herein as directors; FOR the ratification of the appointment of E&Y as the Company's independent registered public accounting firm for 2014; and FOR the approval of the compensation paid to the Company’s named executive officers in 2013, as reported in this proxy statement. The proxy grants discretionary authority to vote on other matters that properly come before the Annual Meeting to Lee B. Foster II, Chairman of the Board, and Robert P. Bauer, President and Chief Executive Officer.

If your shares are held in “street name” (i.e. held for your account by a broker or other nominee), you should receive instructions from the holder of record on voting your shares.  If a shareholder holds shares beneficially in street name and does not provide the shareholder’s broker with voting instructions, such shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given.  Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of directors and executive compensation matters, although they may vote their clients’ shares on “routine” proposals such as the ratification of the independent registered public accounting firm.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

The voting instruction form also serves as the voting instructions for the trustees who hold shares of record for participants in the Company’s 401(k) plans.  If voting instructions representing shares in the Company's 401(k) plans are received, but no indication is provided as to how those shares are to be voted, the shares will be counted as being present at the meeting and will count toward achievement of a quorum. If voting instructions as to the shares in the Company’s 401(k) plans are not received, those shares will not be voted.

The cost of soliciting proxies will be borne by the Company.  Officers or employees of the Company may solicit proxies by mail, telephone, email or facsimile.  The Company has retained Eagle Rock Proxy Advisors for the solicitation of proxies and will pay its fee of $3,500 plus reasonable out-of-pocket expenses.

If you are a shareholder of record, you may vote your shares of common stock by telephone or through the Internet.  You may also vote your shares by mail.  Please see the Notice of Internet Availability for instructions on how to access the proxy materials and how to cast your vote.

Votes submitted via the Internet or by telephone must be received by 11:59 PM EDT, on May 21, 2014. Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. You may change your vote or revoke your proxy at any time by submitting a valid, subsequent vote by telephone or through the Internet, by submitting another properly signed proxy which bears a later date, or attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not by itself revoke a previously granted proxy; you must also vote your shares.

PROPOSAL NO. 1-ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of seven directors.  The Board of Directors has nominated the following seven people to serve as directors, each of whom is currently serving as a director of the Company, until the next annual meeting of shareholders and until their successors are elected and qualified. Information concerning the nominees is set forth below with brief descriptions of each nominee's qualifications to serve on the Company's Board of Directors:

Nominee

Robert P. Bauer

Mr. Bauer, age 55, has been a director of the Company since February 1, 2012 when he was appointed President and Chief Executive Officer.  Mr. Bauer served as President of Emerson Climate Technologies, Refrigeration Division, a business segment of Emerson Electric Co., a diversified global manufacturing and technology company, (“Emerson”) from June 2011 to February 2012.  He also served as President of Emerson Network Power, Liebert Division, from January 2002 through May 2011. Mr. Bauer spent a total of 17 years with Emerson in various senior management positions and became a Group Vice President, Emerson in 2004.  Prior to Emerson, he held management positions with Rockwell Automation and Westinghouse Electric.  We believe that Mr. Bauer is qualified to serve as a director because of his vast experience in global manufacturing, worldwide marketing, and new product development.  He also has extensive experience with mergers and acquisitions and strategic planning including investments in new technologies.

Lee B. Foster II

Mr. Foster, age 67, has been a director of the Company since 1990 and Chairman since 1998. He was the Chief Executive Officer of the Company from May 1990 until he resigned from such office in January 2002, while remaining a Company employee until May 2008. Mr. Foster is a director of Wabtec Corporation, which manufactures components for locomotives, freight cars and passenger transit vehicles and provides aftermarket services. We believe that Mr. Foster is qualified to serve as a director because of his history with the Company and his knowledge of the Company's current businesses, and his corporate governance experience as a member of another public company’s board of directors. In addition, Mr. Foster's experience with other companies brings additional insight to a variety of our business issues.

Peter McIlroy II

Mr. McIlroy, age 70, was elected as a director in May 2008.  Mr. McIlroy has been a director and the Chief Executive Officer of Robroy Industries, a manufacturer of electrical products, since 1993.  We believe that Mr. McIlroy is qualified to serve as a director due to the experience and knowledge he acquired from leading a mid-sized corporation serving industrial markets.  In addition, Mr. McIlroy's skills and experience specifically include evaluating acquisitions and developing corporate strategies, both of which are areas of great importance to the Company.

G. Thomas McKane

Mr. McKane, age 70, was elected as a director in May 2006.  Mr. McKane was Chairman of the Board of A.M. Castle & Co., a metals and plastics service center business, from January 2006 to April 2007 and was Chief Executive Officer of A.M. Castle & Co. from May 2000 until he retired in February 2007.  We believe that Mr. McKane is qualified to serve as a director due to his broad industrial background and his specific experience as Chief Executive Officer of a publicly traded company, which experience enables him to analyze many facets of the Company's business.  Mr. McKane has been especially active in overseeing improvements to the Company's strategic planning process and developing sound corporate governance practices.

Nominee

Diane B. Owen

Ms. Owen, age 58, was elected as a director in May 2002.  She was Senior Vice President –Corporate Audit of H.J. Heinz Company, an international food company, from May 2010 to June 2013 and was Vice President - Corporate Audit of H.J. Heinz Company from April 2000 to May 2010.  We believe that Ms. Owen is qualified to serve as a director of the Company due to her over 30 years of business experience, particularly in accounting and finance.  Ms. Owen plays a critical role as Chairman of the Audit Committee and as the Board's audit committee financial expert.  In addition, Ms. Owen's extensive international business experience enables her to provide valuable insights as the Company seeks international growth.

William H. Rackoff

Mr. Rackoff, age 65, has been a director of the Company since 1996.  Since 1994, Mr. Rackoff has been President and Chief Executive Officer of ASKO, Inc., a private international company which manufactures custom engineered tooling for the metalworking industry.  We believe that Mr. Rackoff is qualified to serve as a director because his years of experience in the steel industry and his engineering background enable him to understand and develop the factors that drive the Company's performance, including strategy, operations, and finance.  Mr. Rackoff, as Chairman of the Compensation Committee, has led the creation of the Company's executive incentive programs.

Suzanne B. Rowland

Ms. Rowland, age 52, was elected as a director in May 2008.  Ms. Rowland was appointed Vice President & General Manager Global Special Hazards of Tyco Fire Protection Products in 2012, having previously served as Vice President & General Manager of Tyco Fire Protection Products from January 2011 to 2012, and Vice President Business Excellence of Tyco Flow Control Products from September 2009 to December 2010.  Ms. Rowland was contracted to Rohm and Haas Company in 2008 and 2009 as the Vice-President of Procurement & Logistics.  In 2006 and 2007, she was Vice President Strategy & New Business Development for J.M. Huber Corporation.  Ms. Rowland was Adhesives Vice President and Global Business Director for Rohm and Haas Company from 2003 to 2006. We believe that Ms. Rowland is qualified to serve as a director because of her 28 years of broad experience in large, global industrial companies.  Having served in senior executive line and staff roles for the last 14 years, Ms. Rowland presents valuable insight into issues important to the Company’s success.

The Board nominated the foregoing nominees based upon the recommendation of the Nomination and Governance Committee.  The nominees have expressed their willingness to serve as directors, if elected.  However, should any of the nominees be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board, or the number of directors may be reduced by appropriate action of the Board.

The Board of Directors recommends that you vote “FOR” each of the foregoing nominees.

PROPOSAL NO. 2-RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

E&Y has served as the Company’s independent registered public accounting firm since 1990 and has been appointed by the Audit Committee of the Board as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014.  Although action by the shareholders in this matter is not required, the Board is seeking shareholder ratification of this appointment in light of the important role played by the independent registered public accounting firm.  If the shareholders fail to ratify the selection, the Audit Committee will consider whether to retain E&Y going forward.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote "FOR" ratification of Ernst & Young LLP's appointment as the Company’s

independent registered public accounting firm for fiscal year 2014.

PROPOSAL NO. 3-ADVISORY VOTE ON NAMED EXECUTIVE OFFICERS’ 2013 COMPENSATION

At the 2011 annual meeting, upon recommendation by the Board of Directors, shareholders voted to hold an advisory vote on executive compensation every year.

The following proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation paid to our named executive officers in 2013, as described in this proxy statement, and is non-binding upon the Company, our Board, or the Compensation Committee of the Board.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our compensation philosophy, policies, and practices, as disclosed under the "Executive Compensation" section of this Proxy Statement.  We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Accordingly, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of L. B. Foster Company (the "Company"), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders under the heading entitled 'Executive Compensation', is hereby approved."

The Company’s compensation programs are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders.  The Company’s goal for its executive compensation program is to reward executives who provide leadership for, and contribute to, the Company’s financial success.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board, or the Compensation Committee of the Board.

The Board of Directors recommends that you vote “FOR” approval of the named executive officers’ compensation in 2013,

 as reported in this Proxy Statement.

STOCK OWNERSHIP

The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•

each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•

each nominee for director;

•

each Named Executive Officer ("NEO") included in the Summary Compensation Table on page 33; and

•

all directors and executive officers as a group.

Information concerning the owners of more than 5% of the Company’s outstanding common stock is based upon their reports filed with the Securities and Exchange Commission (“SEC”).

Stock Ownership	Number of Shares Owned(a)	Percent of Shares(b)
More Than 5% Shareholders:
Royce & Associates, LLC(c)	1,851,686	17.9%
Keeley Asset Management Corp.(d)	1,034,566	10.0%
Blackrock, Inc.(e)	625,570	6.1%

Nominees for Director:
Robert P. Bauer	67,805	*
Lee B. Foster II	185,135	1.8%
Peter McIlroy II	18,890	*
G. Thomas McKane	17,910	*
Diane B. Owen	26,456	*
William H. Rackoff	54,156	*
Suzanne B. Rowland	12,410	*

Named Executive Officers:
David J. Russo	32,444	*
John F. Kasel	24,050	*
Donald L. Foster	17,943	*
David R. Sauder	11,653	*
Joseph S. Cancilla(f)	1,137	*
Kevin R. Haugh(g)	5,598

All Directors and Executive Officers as a Group	550,856	5.3%

*

Less than 1% of the Company’s outstanding common stock

(a)

This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power.  Unless otherwise noted in the footnotes, each director and NEO has sole voting and investment power with respect to their shares.  This column also includes shares which the named person or group had the right to acquire within 60 days after the Record Date through the exercise of stock options that will vest (6,250 for Mr. Kasel and 2,500 for Mr. Donald L. Foster).  The column also includes the shares allocated to accounts in the 401(k) plan maintained by the Company (4,594 for Mr. Bauer, 1,504 for Mr. Russo, 2,220 for Mr. Kasel, 262 for Mr. Donald L. Foster, 339 for Mr. Haugh, and 10,456 for the other executive officers as a group).  Mr. Robert P. Bauer’s holdings include 2,000 shares which are held in trust.  Mr. Lee B. Foster II’s holdings include 12,000 shares which are held in an investment plan maintained by a separate company, and 96,000 shares which are held in trust.  Mr. McKane’s holdings include 17,910 shares held in trust.  Ms. Rowland’s holdings include 1,000 shares held in an IRA.

(b)

For Directors and Executive Officers, the percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)

The information provided for Royce & Associates, LLC (“Royce”) is based on the information in the Schedule 13G/A filed by Royce with the SEC on January 9, 2014.  According to this Schedule 13G, Royce has sole voting power and sole dispositive power with respect to all 1,851,686 shares, which includes 1,000,000 shares held by Royce Special Equity Fund, which is managed by Royce.  The address of Royce & Associates, LLC and Royce Special Equity Fund is 745 Fifth Avenue, New York, NY  10151.

(d)

The information provided for Keeley Asset Management Corp. (“Keeley Corp.”) is based on information in the Schedule 13G/A filed with the SEC by Keeley Corp., Keeley Small Cap Value Fund (“Keeley Fund”) and John L. Keeley, Jr. (“Keeley”) on February 7, 2014.  According to this Schedule 13G/A, Keeley Corp. has sole voting power with respect to 1,002,516 shares and sole dispositive power with respect to 1,034,566 shares.  According to the Schedule 13G/A, Keeley Corp. and Keeley Fund share beneficial ownership of 636,500 shares, which shares are included in the 1,034,566 shares reported above.  The Schedule 13G/A also indicates that Keeley beneficially owns 290 shares, which are also included in the table.  The address of Keeley Corp., Keeley Fund and Keeley is 111 West Jackson, Suite 810, Chicago, IL  60604.

(e)

The information provided for Blackrock, Inc. (“Blackrock”) is based on information in the Schedule 13G/A filed by Blackrock on January 29, 2014.  According to this Schedule 13G/A, Blackrock has sole voting power of 594,061 shares and sole dispositive power with respect to 625,570 shares.  The address of Blackrock is 40 East 52nd Street, New York, NY  10022.

(f)

Mr. Cancilla’s employment was terminated effective November 8, 2013, at which time he held 1,137 shares.

(g)

Mr. Haugh’s employment was terminated effective June 20, 2013, at which time he held 5,598 shares.

DIRECTOR COMPENSATION - 2013

The following table sets forth our non-employee director compensation for 2013.  Directors who are also employees of the Company do not receive any consideration for their service on the Board.

Name	Fees Earned or Paid in Cash($)[1]	Stock Awards($)[2]	Total($)

Lee B. Foster II	$105,750	$74,966	$180,716
Peter McIlroy II	$50,000	$74,966	$124,966
G. Thomas McKane	$54,625	$74,966	$129,591
Diane B. Owen	$59,375	$74,966	$134,341
William H. Rackoff	$62,000	$74,966	$136,966
Suzanne B. Rowland	$49,500	$74,966	$124,466

1

For the first quarter 2013 director fees were as follows:  base annual fee for Audit Committee chairman, $47,500; Nomination and Governance Committee chairman, $42,500; Compensation Committee chairman, $52,500; and non-employee directors, $40,000.  Each non-employee director also received $1,000 for each Board meeting attended, $500 for each committee meeting attended (of which the director was a member), and $500 for each telephonic Board or committee meeting in which the director participated (of which the director was a member).  The base annual fee for Lee B. Foster II, Chairman of the Board of Directors, was $85,000, a $2,000 fee for each Board meeting attended, and $1,000 for each telephonic Board or committee meeting (of which he is a member).  On May 22, 2013 the Board of Directors approved the following annual director fees:  Chairman of the Board, $110,000; chairman of the Audit Committee, $60,000; chairman of the Compensation Committee, $62,500; and chairman of the Nomination and Governance Committee, $56,000. The remainder of the non-employee directors receives an annual fee of $50,000.  These fees were pro-rated beginning with the second quarter 2013.

2

On May 23, 2013 each non-employee director was awarded 1,660 shares of the Company’s common stock.  The awards were fully vested on the grant date, and the aggregate grant date fair value of each stock award to our non-employee directors is reflected in the “Stock Awards” column of the table and computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures).  For a discussion of valuation assumptions, see Note 16 of the Company’s 2013 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  When a director is elected or re-elected, he or she will receive 3,500 shares or such lesser amount as shall be determined by the Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The aggregate fees (including out-of-pocket expenses) billed by E&Y for 2013 and 2012 for each of the following categories of services are set forth below:

	2013		2012
Audit fees (includes audits, reviews of the Company’s fiscal-year audit, interim reviews and related expenses)	$788,353		$759,777

Audit-related fees (primarily audits of the Company’s various employee benefit plans)	$35,000		$21,750

Tax fees (includes tax return preparation, tax compliance, and tax planning)	$199,278	$	---

All other fees	---		---

Total fees	$1,022,631		$781,527

The Audit Committee reviews summaries of E&Y’s services and related fees and concluded that E&Y's provision of audit-related services during 2012 and 2013 was compatible with maintaining E&Y’s independence.  All E&Y services are pre-approved by the Audit Committee.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all audit services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act.  The Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year.  All non-audit services are approved by the Audit Committee in advance in accordance with the policy on a case-by-case basis.  Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, by other more expeditious means of communication. If the estimated fees for non-audit services are $30,000 or less, management may obtain approval from the Chairman of the Audit Committee in lieu of full Committee action.  In 2013, all E&Y professional fees were pre-approved in accordance with the Company’s pre-approval policies then in place.

CORPORATE GOVERNANCE

The Board and Board Meetings

The Board consists of seven directors.  During 2013, the Board held eight meetings, three of which were telephonic.  The Board has determined that all of the directors, except Mr. Robert P. Bauer, qualify as “independent” as defined by applicable NASDAQ Stock Market (“NASDAQ”) rules, considered the independence criteria set forth in the NASDAQ rules as to compensation committee members before determining the independence of the members of the Compensation Committee, and also determined that all members of the Audit Committee qualify as “independent” for purposes of the rules promulgated under the Exchange Act specifically related to audit committee member independence. In making these determinations, the Board concluded that none of its directors (other than Mr. Bauer) has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out a director's responsibilities.

Board Leadership Structure

Under the NASDAQ rules, Mr. Foster, Chairman of the Board, qualifies as an "independent" director since his employment with the Company ended on May 27, 2008.  The Board has evaluated Mr. Foster’s independence in the same manner as all other directors and strongly believes that he is “independent” and that his economic interests are more closely aligned with those of the Company's shareholders than with those of management.  Although the Board does not necessarily object to combining the roles of Chairman of the Board and Chief Executive Officer (“CEO”), the Board has chosen not to combine those positions because it believes that Mr. Foster's depth of experience and his detachment from management make Mr. Foster the best qualified individual to serve as Chairman of the Board.  Since the Chairman of the Board and CEO roles are not combined, the Board has determined there is no need for a "lead independent director" position.

Board Attendance

The directors regularly attend shareholders’ meetings without a formal policy on attendance, and the Company does not believe that a formal policy is required.  In 2013, each director attended the 2013 annual meeting of shareholders.

All of the directors attended at least 75% of the meetings of the Board and the committees on which they served in 2013.

Board's Role in Risk Oversight

The Board is actively involved in overseeing risk management. Operational and strategic presentations by management to the Board include consideration of the challenges and risks to the Company's business, which are discussed by the Board and management. The Board also reviews and discusses management reports which specifically address risk topics. The CEO, assisted by senior management, is the "risk officer" responsible for managing and mitigating the Company's risks.

In addition, each of our Board committees considers risks that are relevant to the areas within its jurisdiction.  For example, the Audit Committee periodically requests that management address critical accounting issues and then considers the impact these issues may have on the Company's financial position and risk profile.  The Audit Committee also assesses the adequacy of internal controls.  The Compensation Committee develops executive compensation programs with a view toward providing incentives that are aligned with key performance results, without encouraging excessive risks.  On an annual basis, the Nomination and Governance Committee oversees risk by reviewing the structure and function of the Board committees.

Diversity

Although not part of any formal policy, our goal is to maintain a diverse Board, with directors possessing complementary skills and experiences who together can address the issues which affect our Company.

Communications with Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group may do so by writing to L. B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, Attn:  Chairman of the Board or Attn:  Independent Directors.  The Corporate Secretary of the Company shall review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees thereof or that otherwise require the Board's attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls, or auditing are directed to the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Board Committees

The Board has three standing committees:  the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee, each of which is comprised of independent directors, as defined by applicable SEC and NASDAQ rules.  Each of the committees has a written charter approved by the Board.

Audit Committee

The Audit Committee is composed of Ms. Owen (Chairman), Mr. McIlroy, and Ms. Rowland.  The Board has determined that Ms. Owen is an “audit committee financial expert” as defined under applicable rules of the SEC.

The Audit Committee, which held seven meetings during 2013, two of which were telephonic, is responsible for overseeing, with management, the work and findings of the independent registered public accounting firm, as well as the effectiveness of the Company’s internal auditing department and the adequacy of our internal controls and the accounting principles employed in financial reporting.  The Audit Committee also is responsible for the appointment and compensation of our independent registered public accounting firm and for reviewing and, if appropriate, approving transactions with related persons.  The Audit Committee’s Charter is posted on the Company’s website, www.lbfoster.com.

Compensation Committee

The Compensation Committee is composed of Messrs. Rackoff (Chairman), McKane, and McIlroy.

The Compensation Committee, which met on five occasions in 2013, is responsible for approving executive compensation programs, officer compensation (and submits the CEO’s compensation for ratification by the Board), and equity awards to employees. The Compensation Committee has the authority under its charter to delegate its duties and responsibilities (or functions) to one or more members of the Committee or the Board, or to the Company’s officers, when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, or listing standard to be exercised by the Compensation Committee as a whole or is otherwise prohibited by law, regulation or listing standard. The Compensation Committee has delegated authority to the Company’s CEO to grant restricted stock awards under the 2006 Omnibus Incentive Plan, as Amended and Restated to non-executive employees in an amount not to exceed 10,000 shares annually. The Compensation Committee’s Charter is available at the Company’s website www.lbfoster.com.

The Compensation Committee currently uses a "Comparator Group" of sixteen similarly-sized companies, identified in the “Compensation Discussion and Analysis” section of this Proxy Statement on page 20, and survey data as a tool to establish competitive compensation for the Company’s executive officers.

The Compensation Committee has authority to engage consultants, legal counsel, and other advisors, and has directly retained Pay Governance, LLC (“Consultant”) to provide consulting services on the Company’s executive compensation practices and appropriate levels of and structures for executive compensation.  The use of a consultant provides additional assurance that our executive compensation programs are reasonable, competitive, and consistent with our objectives.  The Consultant is engaged directly by the Compensation Committee, regularly participates in its meetings, including executive sessions of the Committee that exclude management, and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of compensation awards.  In addition, with respect to the CEO, the Consultant prepares specific compensation analyses for the Compensation Committee’s consideration.  The CEO does not participate in the development of these analyses and has no knowledge of the information in these analyses.  The Consultant has served as the Committee’s independent compensation consultant since 2007, and the Committee believes that its consultant should be able to advise the Compensation Committee independent of management’s influence.  For the year ended December 31, 2013, the Consultant provided no services to the Company other than executive compensation consulting services to the Compensation Committee.  The Compensation Committee assessed the independence of the Consultant pursuant to SEC rules and concluded that the Consultant’s work for it does not raise a conflict of interest.  At least annually, the Committee reviews the types of advice and services provided by Consultant and the fees charged for those services.  The Consultant reports directly to the Compensation Committee on all executive compensation matters; regularly meets separately with the Compensation Committee outside the presence of management; and speaks separately with the Compensation Committee chair and other Compensation Committee members between meetings, as needed.

The Compensation Committee gives significant weight to the CEO’s recommendations regarding other executive officers’ compensation; such other executive officers are not present when their compensation is being determined.  The CEO is not present when his compensation is being finally determined.

Consideration of Risk Within Compensation Arrangements

In designing incentive plans, the Company attempts to mitigate risk by avoiding unintended compensation windfalls.  Attention is devoted to avoiding incentives to engage in excessively risky business behavior.

The Compensation Committee has considered whether other elements of the executive compensation program promote risk taking at levels that are unacceptable to the Company.  The Committee considered the following factors related to risk:

•

Compensation philosophy that targets salaries and incentives at the market median;

•

The use of a capital-based performance metric, Return on Invested Capital (“ROIC”), which holds executives accountable for the efficient use of Company capital;

•

Short-term and long-term performance-based incentive awards that are capped;

•

Long-term equity incentives allocated to two separate vehicles with a performance or time vesting period of at least three years in length;

•

The use of a mix of performance metrics in our annual and long-term incentive programs, including ROIC, Working Capital as a Percentage of Sales, Pre-Tax Income and Compound Annual Growth Rate of Earnings from continuing operations (“Earnings CAGR”);

•

Anti-hedging and anti-pledging policies;

•

Stock Ownership Policy; and

•

Incentive compensation recoupment provisions.

The Company believes that the above factors, as well as the overall governance and administration of the executive compensation program serve to manage risk in a manner that is acceptable to the Company and its shareholders.

For more information regarding the Compensation Committee’s processes and procedures for setting executive compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Nomination and Governance Committee

The Nomination and Governance Committee is composed of Messrs. McKane (Chairman), Rackoff and Ms. Owen.

The Nomination and Governance Committee, which met on five occasions in 2013, is responsible for overseeing corporate governance, proposing director nominees to the full Board, recommending which directors should serve on various Board committees, and recommending who should serve as Chairman of the Board and chairman of each of the Board’s committees.  The Nomination and Governance Committee also recommends to the full Board appropriate compensation for non-employee directors.

The Nomination and Governance Committee endeavors to maintain a diverse Board consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board to provide meaningful counsel to, and oversight of, management.  The Nomination and Governance Committee seeks to recommend, to the full Board, nominees who will create and maintain a Board that satisfies applicable legal and regulatory requirements.  In support of these goals, the Nomination and Governance Committee oversees the directors' continuing education, which includes seminars focused on strategic and governance issues and discussions with outside advisors.  The Nomination and Governance Committee, with the Chairman of the Board, oversees an annual evaluation of the Board's performance.  The Nomination and Governance Committee’s Charter is available on the Company’s website, www.lbfoster.com.

In selecting nominees for election to the Board, the Nomination and Governance Committee will consider submissions from shareholders and will consider shareholder-recommended nominees with the same weight as other nominees.  A shareholder wishing to recommend a nominee may notify the Corporate Secretary or any member of the Nomination and Governance Committee in writing and provide the information required by Section 2.05 of the Company’s By-laws, including the following:

•

Timely written notice in writing to the Corporate Secretary of the Company. The deadlines for providing notice to the Company of a proposed director nomination at our next annual meeting are set forth in the Company’s By-laws and summarized in “Additional Information.”

•

The notice provided to the Corporate Secretary must include all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filings, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

•

The notice provided to the Corporate Secretary must include a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the shareholder proponent and the beneficial owner, if any, on whose behalf the nomination is made, and each proposed nominee.

•

The notice provided to the Corporate Secretary must include a completed and signed questionnaire, representation and agreement as provided in Section 2.05(c) of the Company’s By-laws.

•

Such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Submissions should be sent to the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, PA  15220, Attn:  Corporate Secretary.  Please see “Additional Information” on page 44 for the applicable deadlines for submitting proposals relating to director nominations.  The foregoing summary of our shareholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of the Company’s By-laws that has been publicly filed with the SEC and is available at www.sec.gov.

The Nomination and Governance Committee determines appropriate levels of compensation for our non-employee directors by reviewing surveys and data from other publicly-traded companies and conferring with other directors, and outside advisors as necessary, to obtain information on competitive compensation practices and uses this information as a tool to determine appropriate levels of non-employee director compensation. The Nomination and Governance Committee then makes recommendations regarding non-employee director compensation to the Board for approval.

Additional Corporate Governance Matters

In 2012, the Board solicited the advice of certain advisors and together the Board and these advisors reviewed the existing corporate governance policies and practices of the Company.  As a result of that review, the Board amended its existing Rights Agreement to remove all references to the requirement that the “Continuing Directors” approve certain actions by the Board, including the redemption of the Rights and the approval of certain acquisitions of our shares by a potential acquirer.  The Board believed that this change better aligns the corporate governance practices of the Company with its shareholders.

Code of Conduct and Ethics

The Company adopted a policy on the code of conduct and ethics that applies to all the Company’s directors, officers and employees, including its CEO, chief financial officer and chief accounting officer.  We have posted a current copy of the policy, entitled “Legal and Ethical Conduct Policy,” on our website, www.lbfoster.com.

Transactions With Related Parties

The Company is not aware of any transaction since the beginning of 2013, or any currently proposed transaction, in which the Company was, or is to be, a participant and the amount involved exceeds $120,000 and in which any of the Company’s directors, executive officers, five percent shareholders or certain family members of any of the foregoing persons or business entities with which such persons are affiliated had or will have a material interest, directly or indirectly.  The Company’s Legal and Ethical Conduct Policy generally addresses the topic of conflicts of interest, which includes transactions qualifying as “related party transactions.”  In addition, on an annual basis, the Company requires each director, executive officer and salaried employee to disclose in writing any situations which may give rise to a conflict of interest.  The Company’s Internal Audit Department reviews and summarizes any such disclosures.  The Audit Committee Charter provides that the Audit Committee is responsible for reviewing and, if appropriate, approving related party transactions pursuant to Item 404 of the SEC’s Regulation S-K.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none are present or past employees or officers of the Company or any of its subsidiaries.  No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of the SEC’s Regulation S-K.  The Company’s executive officers have not served on the Board or Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers have served on the Company’s Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and NASDAQ.  Officers, directors and beneficial owners of more than 10% of the Company’s shares are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and 10% beneficial owners were met through December 31, 2013, except for one untimely Form 4 filing due to an administrative oversight for Mr. Peter McIlroy II which filing related to stock Mr. McIlroy purchased through his broker on September 5, 2013 and one for Mr. Samuel K. Fisher who failed to timely report ten small acquisitions made during fiscal years ended 2011, 2012, and 2013 pursuant to a broker-administered dividend reinvestment program. Beneficial ownership of these shares acquired by Mr. Fisher was reported on a Form 5 filed in February 2014.

Ownership Guidelines For Non-Employee Directors

Within five years of first being elected to the Board, the Company's non-employee directors are expected to own Company common stock valued at least three times their respective annual cash compensation for services as a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis, we summarize the compensation awarded to our executive officers listed in the Summary Compensation Table on page 33.  We refer to these executive officers as our “named executive officers” or “NEOs.”

For 2013, the NEOs were:

NAME	TITLE

Robert P. Bauer	President and CEO
David J. Russo	Senior Vice President, Chief Financial Officer and Treasurer
John F. Kasel	Senior Vice President, Rail Business
Donald L. Foster	Senior Vice President, Construction Products
David R. Sauder	Vice President, Global Business Development
Joseph S. Cancilla	Former Vice President, Secretary, and General Counsel
Kevin R. Haugh	Former Vice President, Concrete Products, and President CXT Incorporated

Executive Summary

Our Compensation Principles and Objectives

The Company’s Compensation Committee (“Committee”) maintains a compensation philosophy that:

•

Facilitates the attraction and retention of talented and qualified executives; and

•

Seeks to align executive compensation with Company performance by rewarding initiative and positive financial and operating results, while being mindful of the current business climate.

To this end, the Company’s executive compensation program is designed to be balanced, reasonable and assist the Company with the retention of the best talent available. Compensation opportunities are determined with reference to the fiftieth percentile of the market for positions of similar responsibility.  In designing our plans, we do not use highly leveraged incentives that drive risky short-term behavior.

Our Compensation Practices

The Committee has implemented the following best practices with respect to the executive compensation program:

What we do:

•

The Committee consists of independent directors and reserves time at each meeting to meet in executive session without management present.

•

The Committee has engaged its own independent compensation consultant, and annually assesses the consultant’s performance, fees and independence and whether any type of conflict of interest exists.

•

The Committee, with the input of the full Board, engages in formal goal setting and performance evaluation processes with the CEO.

•

The Committee has established formal selection criteria for its comparator peer group companies listed on page 20 (the “Comparator Group”) and annually evaluates the composition of the Comparator Group to ensure the appropriateness of its member companies.

•

We tie the majority of executives’ compensation to the performance of the Company using a variety of profitability metrics and a capital return performance metric.

•

The Committee reviews tally sheets that include an executive’s current and historical compensation amounts in order to make well informed compensation decisions.

•

We provide double trigger change-in-control benefits for our executive officers in which they may be entitled to severance of up to one or two times base salary and bonus in the event of a change-in-control of the Company and qualifying employment termination and, in the case of restricted stock awards granted after 2013, they also provide for double trigger change-in-control vesting.

•

We maintain rigorous share ownership policies and guidelines which are applicable to all executives and directors, as appropriate.

•

We have a recoupment provision that applies to our incentive arrangements in the event our financial statements are restated due to material non-compliance with financial reporting requirements and the Committee determines a participant in such programs is culpable for such restatement.

•

We mitigate undue risk associated with compensation through the use of caps on potential incentive payments; recoupment; maintaining anti-hedging, anti-pledging and stock ownership policies and guidelines; retention provisions in equity grants; and multiple performance metrics that focus on profitability and capital efficiency.

What we don’t do:

•

We do not, as a standard practice, provide executives with employment agreements.  The Committee did enter into an Employment Agreement for a limited duration with Mr. Bauer at the time of his hire (the “Employment Agreement”), which provides for up to two years severance in the event his employment is terminated by the Company without “just cause” or by Mr. Bauer for “good reason.”  This Employment Agreement expires on the third anniversary of Mr. Bauer’s hire date (February 1, 2015).

•

We do not provide dividends or dividend equivalents on unearned performance share unit (“PSU”) awards.

•

We do not provide any tax gross-up payments to cover personal income taxes on perquisites or severance benefits related to a change-in-control.

•

We do not permit hedging or pledging transactions in the Company’s stock pursuant to our Insider Trading Policy.

Elements of Compensation

Executive officers’ compensation includes base salary, annual cash incentive awards, and equity-based long-term incentive awards.  The Committee aligns executive officer compensation with the Company’s performance relative to pre-established performance goals based on stated Company financial objectives, which are designed to drive the creation of long-term value for our shareholders.  The Committee administers both short-term and long-term incentive compensation plans within its executive compensation structure, and the main features of the executive compensation program are as follows:

•

Base salaries that are fixed compensation, competitive, and reflect the individual’s experience, responsibilities and expertise.

•

A short-term cash incentive award, which we refer to as the “2013 Annual Plan,” is granted and payment is contingent on meeting annual financial performance goals that align with an executive’s responsibilities.  The performance criteria used for the 2013 Annual Plan were 2013 Corporate Return on Invested Capital1 (“ROIC”), 2013 Corporate and Operating Unit Pre-Tax Income2, and 2013 Corporate and Operating Unit Working Capital as a Percentage of Sales3.

•

Long-term incentive awards with 75% of the target long-term incentive opportunity granted in the form of PSUs that are paid, if earned, based on the achievement of pre-determined corporate level performance goals over a three year period, and 25% of the target long-term incentive opportunity granted in the form of time vested restricted stock which cliff vests on the fourth anniversary of the grant date.  All equity awards are made under the Company's shareholder-approved 2006 Omnibus Long Term Incentive Plan, as Amended and Restated.

•

The performance criteria used for the performance share unit awards of the 2013 Long-Term Incentive Plan (“LTIP”) were 2013-2015 Average ROIC4 and Earnings CAGR5, each measured over a three-year period.

•

Both the 2013 Annual Plan and the 2013 LTIP documents provide the Committee with the discretion to recoup previously paid awards from individuals whose actions were deemed to have led to a restatement or adjustment to the Company’s financial results.

•

The Company maintains a Key Employee Separation Plan (the “Separation Plan”) that provides officers with severance in the event of a change-in-control and qualifying employment termination.  The Separation Plan does not contain any single trigger payments or tax gross-ups and severance is capped at one or two years of base salary and bonus, depending on the executive.

Annual and long-term performance goals are approved by the Committee at the beginning of each year and consider the Company’s prior year performance, budgeted performance for the performance period, and anticipated market and economic conditions for the performance period.

Realizable Pay-for-Performance Alignment

In 2013, the Committee’s independent Consultant, prepared an assessment to determine the alignment of the aggregate compensation awarded to our CEO for the prior three and five years in relation to the performance of the Company relative to the Company’s Comparator Group over such periods.  The Consultant determined that for both periods, the CEO’s realizable compensation ranked within the third quartile of the Comparator Group, while composite performance, defined as the relative ranking of Pre-Tax Income, ROIC and TSR (stock price appreciation plus dividends), also ranked within the third quartile of this group.  The Committee evaluated this information and concluded that the Company’s relative performance was aligned with the relative realizable value of the CEO’s compensation over the periods examined.

Measurement Period	Company Composite Performance Ranking	CEO Realizable Pay Percentile Ranking	Difference
Three Years 2010 – 2012	60th percentile	64th percentile	4%
Five Years 2008 – 2012	60th percentile	67th percentile	7%

Results of 2013 Shareholder Vote on Named Executive Officer Compensation

In May 2013, we held a shareholder advisory vote on the compensation paid to our NEOs.  Our shareholders overwhelmingly approved the compensation of our NEOs, with 87% of votes cast in favor of our say-on-pay proposal.  As we evaluated our compensation policies and practices throughout the remainder of 2013 and early part of 2014, we undertook the following:

•

Contacted key shareholders; and

•

Implemented a double-trigger for change-in-control vesting of executive restricted stock awards.

In connection with the Committee’s determination of 2014 executive compensation, we were mindful of the strong support our shareholders expressed for our pay-for-performance philosophy, which is designed to link the compensation paid to our NEOs (and other executive officers) to the Company’s financial and share performance.

The remainder of this Compensation Discussion and Analysis is divided into three parts:

•

Summary of 2013 Compensation Arrangements, which provides 2013 business performance highlights and a brief summary of the Company’s executive compensation program;

•

Overview of Compensation Framework, which reviews in greater detail overall considerations in determining executive pay, as well as the key elements of 2013 executive compensation at the Company; and

•

Other Compensation Practices, which apply to our NEOs’ compensatory arrangements.

Summary of 2013 Compensation Arrangements

In 2013, the Company continued to drive solid business results in a challenging economy.  The Company achieved the following positive results:

•

Our stock price opened the year at $44.64 and closed at $47.29 on December 31, 2013, an increase of 5.9%

•

Revenues for the year increased by $9.4 million or 1.6%

•

Income from continuing operations grew to $29.3 million

Determining the Company’s Chief Executive Officer’s Compensation

The CEOs’ compensation consists of three major components:  base salary, an annual cash incentive, and a long-term incentive in the form of equity awards.  In connection with his appointment to the position of President and CEO on February 1, 2012, the Company executed an Employment Agreement with Mr. Bauer providing for a base salary of $575,000.  In 2013, Mr. Bauer’s base salary was increased to $598,000.

Mr. Bauer’s 2013 Annual Plan cash award was calculated as described in the 2013 Annual Plan on pages 21-23. As a result of the Company’s performance in 2013, Mr. Bauer earned an annual cash incentive payout of $342,913 which represented 77.20% of his target award opportunity and is included in the Summary Compensation Table on page 33.

Mr. Bauer’s long-term incentive equity award for 2013 was targeted at $500,000, with shares awarded in accordance with the Company’s LTIP and further described on pages 23-25.

Determining Compensation for Other Named Executive Officers

Each of the other NEOs is, or was, in the case of Messrs. Cancilla and Haugh, a leader of an individual business or function of the Company and reported directly to the CEO.  The CEO develops the objectives that each individual member of the executive management team is expected to achieve, and against which the executive officer’s performance is assessed.  These objectives are reviewed with the Committee at the beginning of each year and are derived largely from the Company’s annual financial and strategic planning sessions in which the other NEOs participate and the Board reviews. The CEO leads the assessment of each other NEO’s individual performance against the objectives, the Company’s overall performance and the performance of each NEO’s business or function. The CEO makes a compensation recommendation to the Committee for each NEO, with the advice of the Company’s VP, Human Resources and Administration.  The NEOs, including the CEO, do not participate in the final determination of their own compensation.

Using proxy data from the Comparator Group, compensation surveys and, at times, the input of the Consultant, the Committee determines competitive compensation levels for the NEOs and the other executive officers of the Company.  As with the CEO, the NEOs’ compensation consists of three major components:  base salary, an annual cash incentive and a long-term incentive in the form of equity awards.

Determination of base salaries for the other NEOs, other than the CEO is described further on page 21.  As with the CEO, the annual cash incentive awards for the other NEOs were determined in accordance with the 2013 Annual Plan as described on pages 21-23 and their long-term incentive equity awards were granted under the LTIP, as described on pages 23-25.

Overview of Compensation Framework

The Company attempts to attract and retain talented and qualified executives through the use of compensation programs that are balanced and competitive.  The Committee pursues this goal through its approval of executive officer compensation and, in the case of the CEO, recommending that the Board ratify his compensatory arrangements. The Committee’s compensation philosophy is to align compensation with Company performance by rewarding initiative and positive financial and operating results, while being mindful of the current business climate.

The Committee generally aligns executive officer compensation with the Company’s performance to drive short-term achievement and create long-term shareholder value.  Measures have been constructed to drive consistent behavior and balance short and long-term interests.  Annual measures are a mix of factors to avoid over-emphasis on any single measure.  A significant portion of the executive officers’ potential compensation is variable and earned under incentive plans that are based on the Company’s performance and the value delivered to the Company’s shareholders.

Realizable Pay-for-Performance Evaluation

In order to test the alignment of officer compensation and Company performance, in 2013 the Committee, with the assistance of its Consultant, examined the relationship of the CEO’s compensation and Company performance relative to the CEO’s compensation and Company performance against the Comparator Group.  Performance was defined as the relative ranking of the following three performance metrics:

•

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Margin;

•

ROIC; and

•

TSR.

The Committee evaluated each performance metric independently relative to the Comparator Group for the three year period 2010-2012 and the five year period 2008-2012 (2012 being the most current available data).  The relative ranking of each performance metric was averaged to form a performance composite ranking.  Similarly, the Committee reviewed the CEO’s realizable compensation over the same three- and five-year periods.  Realizable compensation includes:

•

Base salary;

•

Actual annual cash incentive paid;

•

Time vested restricted stock awards granted during the period and valued at the year-end 2012 stock price; and

•

PSUs granted during the period that were earned or expected to be earned and valued at the year-end 2012 stock price.

The Company’s relative performance composite ranking and the CEO’s realizable compensation was aligned with the Comparator Group companies as follows:

Realizable Pay-for-Performance Alignment
100%
75%
50%
25%
0%
Relative Realizable Compensation Percentile vs. Peers
0%
25%
50%
75%
100%
Composite Performance Percentile vs. Peers
2008 - 2012
Realizable
Compensation
2010 - 2012
Realizable
Compensation
A L I G N M E N T

The Committee evaluated this information and concluded that the Company’s relative performance was consistent with the relative realizable value of compensation paid to the CEO.

The Use of Market Compensation Data

The Committee’s objective is to pay executives fairly and competitively. Executive pay is measured against a Comparator Group, as well as other market data (described below), to confirm that compensation is within the range of competitive practices.

Each year, to assist in its compensation decisions, to determine market rates for overall compensation and each pay component, the Committee reviews market data drawn from the following sources:  (i) survey from Towers Watson, and (ii) the compensation practices of the Comparator Group.

Due to the Company’s product mix and distinct manufacturing and distribution businesses, the Committee does not believe the Company has true “peers” among publicly-traded organizations. Accordingly, the Committee uses certain publicly-traded companies that are, in some respect, comparable to the Company. The Comparator Group was selected based on the following criteria:

•

Revenues ranging from one-half to double that of the Company;

•

Assets ranging from one-half to double that of the Company;

•

Market capitalization of less than $1.5 billion;

•

Gross margin less than 25%, likely indicating a distribution business element; and

•

Industry sector generally composed of materials and industrial companies.

In 2013, the Committee approved the following Comparator Group companies:  A.M. Castle & Co., Circor International, Inc., NN, Inc., Olympic Steel, Inc., The Greenbrier Companies, Inc., American Railcar Industries, Inc., Lawson Products, Inc., Haynes International Inc., Skyline Corp., Insteel Industries, Houston Wire & Cable Co., RBC Bearings, Inc., DXP Enterprises, Inc., Synalloy Corp., Sterling Construction Co., Inc. and Alamo Group, Inc.

Role of the Compensation Committee in Establishing Objectives

The Company’s executive compensation program is intended to create long-term value by retaining and rewarding outstanding leaders and motivating them to perform at the highest level. Incentives are designed to reward financial and operating performance.  After considering the pay practices of other organizations (Comparator Group and the compensation survey described above), the Committee exercises its judgment in making decisions on executive compensation components, including the amount and allocation of compensation.  The Committee annually reviews and, if appropriate, adjusts the compensation components based on market and business conditions.

The Committee believes that a significant portion of an executive’s compensation should be delivered through performance-based incentive compensation.  The Committee uses annual and three year financial performance metrics and goals as the basis for motivating and rewarding executives and aligning compensation with the performance of the Company.

If the Company’s performance exceeds our goals and expectations, the incentive plans pay above the targeted level.  If the Company’s performance falls below our goals and expectations, the incentive plans pay below the targeted level, or pay nothing if threshold performance is not met.  Both 2013 Annual Plan and LTIPs include payout limits to prevent excessive payments and to discourage executives from engaging in overly risky behavior that may not be in the best interest of the Company and its shareholders.

Potential compensation is allocated between each compensation element as follows:

Notes:

Fixed cash base salary includes base salary earned in 2013 as disclosed in the Summary Compensation Table on page 33.

Annual and long-term incentive percentages calculated based on salary disclosed in the Summary Compensation Table on page 33, with the annual and long-term incentives being reflected at target.

Compensation Elements

Executive officers’ compensation includes base salary, annual cash incentive awards, and long-term equity awards.

Base Salary

The CEO’s base salary for 2013 was established after considering his performance and after reviewing compensation data from the Comparator Group and other similarly sized organizations included in the compensation survey, with reference to the fiftieth percentiles derived from this data.  Base salaries of the other NEOs were also established using the same methodology.  The NEOs are reviewed annually for merit based increases.  The Company believes that a single review date promotes more accurate assessments of its executives’ relative performances and provides a more direct link to the impact that individual performance has on the Company’s overall performance in a given year.  For 2013, the NEOs were given merit increases of between 3.0% and 4.0%.

2013 Executive Annual Incentive Compensation Plan

The Committee annually establishes the performance criteria under the Executive Annual Incentive Compensation Plan which is designed to provide performance-based cash compensation. The program’s objective is to align the Company’s executives’ compensation with the achievement of performance goals that support the Company’s business strategy.  The Committee approved the following 2013 performance measures and goals under which annual cash incentive awards for 2013 were to be based:

•

2013 Corporate ROIC1

•

2013 Corporate and Operating Unit Pre-Tax Income2

•

2013 Corporate and Operating Unit Working Capital as a Percentage of Sales3

A participant’s base salary is multiplied by a target percentage to obtain a target award.   Target percentages for each participant’s position approximate the market median.  For the 2013 Annual Plan, each NEO was assigned the following target opportunity as a percent of base salary:

Name	Target Percentage
Robert P. Bauer	75%
David J. Russo	55%
John F. Kasel	50%
Donald L. Foster	50%
David R. Sauder	40%
Joseph S. Cancilla*	40%
Kevin P. Haugh*	40%

*

Messrs. Cancilla’s and Haugh’s respective employment terminated with the Company in 2013.  Under the terms of his separation agreement, Mr. Cancilla remained entitled to a pro-rata 2013 Annual Plan bonus, if earned, and Mr. Haugh forfeited any right to such a bonus.

The table below illustrates the 2013 performance measures and weighting assigned to each participating NEO:

Performance Metric	Robert P. Bauer	David J. Russo	John F. Kasel	Donald L. Foster	David R. Sauder	Joseph S. Cancilla	Kevin R. Haugh

Corporate ROIC	15%	15%	---	---	15%	15%	---

Corporate Pre-Tax Income	70%	70%	30%	30%	70%	70%	30%

Operating Unit Pre-Tax Income	---	---	50%	50%	---	---	50%

Corporate Working Capital as a Percentage of Sales	15%	15%	---	---	15%	15%	---

Operating Unit Working Capital as a Percentage of Sales	---	---	20%	20%	---	---	20%

Payments were calculated based on the actual level of attainment of Corporate and Operating Unit Working Capital as a Percentage of Sales, Corporate and Operating Unit Pre-Tax Income, and Corporate ROIC relative to the stated Targets.  The 2013 performance goals and payout percentage for each metric are summarized below:

Corporate ROIC Performance and Payout Ranges

(Messrs. Bauer, Russo, Sauder and Cancilla)

2013 ROIC	2013 Payout Range
127.5% and Over	200%
100.0%	100%
80.0%	20%
Less than 80.00%	0%

2013 Actual Performance	2013 Payout as % of Target
87.51%	46.00%

Corporate & Operating Unit Pre-Tax Income Performance and Payout Ranges

(Messrs. Bauer, Russo, Kasel, Foster, Sauder and Cancilla)

2013 Pre-Tax Income	2013 Payout Range
170% and over	200%
100%	100%
50%	20%
Less than 50%	0%

2013 Actual Performance	2013 Payout as % of Target
Corporate
88.73%	82.00%
Rail Products
77.75%	64.00%
Construction Products
126.96%	140.00%

Corporate and Operating Unit Working Capital as a % of Sales Performance and Payout Ranges

(Messrs. Bauer, Russo, Kasel, Foster, Sauder and Cancilla)

2013 Working Capital as a % of Sales Goals	2013 Payout Range
86% and under	200%
100.0%	100%
110.0%	40%
Greater than 110%	0%

2013 Actual Performance	2013 Payout as % of Target
Corporate
102.08%	86.00%
Rail Products
128.83%	0.00%
Construction Products
102.36%	84.00%

Actual cash incentive awards earned and paid to the NEOs are included in the Summary Compensation Table on page 33 under the column heading Non-Equity Incentive Plan Compensation.

Long-Term Incentive Plan

2013 Long-Term Incentive Awards

In 2013, the Committee approved annual grants of equity to each NEO.  This program consists of two components:  time vested restricted stock and PSUs.  The program provides NEOs with an incentive to remain with the Company, provides a means for executives to build ownership in the Company and aligns the value of awards with the Company’s long-term financial performance.

For each NEO, 25% of the target long-term incentive value was granted in the form of time vested restricted stock, which will vest in 2017 on the fourth anniversary of the grant date (except in the case of Messrs. Cancilla and Haugh, who forfeited their awards in connection with their respective employment terminations).  The average closing price of the Company’s common stock during the last 15 calendar days of February 2013 was used to determine the number of shares to grant each executive.  The Committee believes that restricted stock awards recognize the cyclicality of the Company’s markets, promote executive retention and build ownership in the Company.  Restricted stock also aligns the NEOs’ compensation and Company performance by making some of the incentive opportunity dependent upon appreciation of share value.

The remaining 75% of a NEO’s target long-term incentive award was distributed in the form of PSUs, with the number of units determined in the same manner as the restricted stock.  The PSUs for the performance period from January 1, 2013 through December 31, 2015 will be converted into Company common stock based upon the Company’s achievement of equally weighted performance goals of average ROIC and Earnings CAGR measured over a cumulative three year performance period.  The PSUs were designed to align compensation and Company performance by making the NEOs’ long-term incentive compensation over a three year performance period be based upon the Company’s 2013-2015 Average ROIC4 and Earnings CAGR5.

In 2013, the Committee approved the following target long-term incentive values (PSUs and restricted shares) for each NEO:

Name	Target ($)

Robert P. Bauer	$500,000
David J. Russo	$160,000
John F. Kasel	$160,000
Donald L. Foster	$160,000
David R. Sauder	$100,000
Joseph S. Cancilla*	$100,000
Kevin R. Haugh*	$100,000

*

In connection with their respective employment terminations, Messrs. Cancilla and Haugh forfeited their 2013 long-term incentive awards.

The NEOs were awarded the following restricted shares and PSUs:

Name	Restricted Shares	2013-2015 PSUs (at Target)

Robert P. Bauer	2,869	8,606
David J. Russo	918	2,754
John F. Kasel	918	2,754
Donald L. Foster	918	2,754
David R. Sauder	574	1,722

The number of PSUs to be earned at the end of the performance period and awarded to a participant in common stock is determined by multiplying the participant’s PSUs by the Percent of PSUs Earned that corresponds to the Company’s 2013-2015 Average ROIC4 and Earnings CAGR5 performance compared to target for the three year performance period, weighted 50% for ROIC performance and 50% for the Earnings CAGR performance:

2013-2015 Average ROIC[4]
Level of Performance	Average ROIC	Percent of PSUs Earned

Below Threshold	Below 10.5%	0%
Threshold	Equal to 10.5%	50%
Target	Equal to 14.0%	100%
Outstanding	Equal to or Greater than 17.5%	200%

Earnings CAGR[5]

Earnings Growth Rate	Earnings CAGR Award Multiplier	Earnings Growth Rate	Earnings CAGR Award Multiplier
<2%	0	9%	1.80
2%	.20	10%	2.00
3%	.60	11%	2.20
4%	.80	12%	2.40
5%	1.00	13%	2.60
6%	1.20	14%	2.80
7%	1.40	15%	3.00
8%	1.60	15%+	3.00

For more information regarding the 2013 PSU and restricted stock awards granted to the NEOs, see the Summary Compensation Table and Grants of Plan Based Awards in 2013.

2011-2013 Performance Share Unit Awards

The 2011 PSU awards were based solely on an average ROIC metric.  The ROIC target was 14%.  Actual ROIC achievement for the three-year performance period was derived by averaging the actual ROIC in years 2011, 2012 and 2013.  The results were 11.67%, 7.66% and 13.40% in those years, leading to an average ROIC of 10.91 or 56% of target.

An extraordinary event adversely affected the vesting of the 2011 PSU awards.  In 2012, the Company recorded a $22 million product warranty charge, $19 million in the second quarter and $3 million in the third quarter related to product warranty claims for concrete ties produced at its former Grand Island, NE facility, made by our largest customer, the Union Pacific Railroad.  We refer to this charge as the “Grand Island Charge.”  As a result of this charge, the Company’s ROIC was well below target and our 2011-2013 LTIP awards were earned at 56% of target.  Without the Grand Island Charge, executives would have earned shares at approximately 82% of target under the 2011-2013 LTIP.

Other Compensation Practices

Retirement Plans

The Company’s 401(k) and Profit Sharing Plan (“401(k) Plan”), a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and covering all salaried employees, includes an automatic enrollment provision, two year vesting, and immediate eligibility and Company match. In 2013, the Company matched 100% of the first 1% of the employee’s compensation; then matched 50% of the employee’s next 6% of contribution. For 2013, the Company also made a discretionary contribution of $1,004,117.81 to the 401(k) Plan which will be shared by all participants as a percent of their salary, subject to Code limitations.  The Company’s contributions for 2013 to the 401(k) Plan for the NEOs are included in the Summary Compensation Table (see page 33).

The Company also maintains a Supplemental Executive Retirement Plan (the “SERP”) under which executive officers may accrue benefits unavailable under the 401(k) Plan because of Code limitations.  These benefits are also included in the Summary Compensation Table and 2013 Non-Qualified Deferred Compensation table (see pages 33 and 37, respectively).

The Company maintains these retirement plans for retention purposes and to provide a competitive opportunity for the Company’s employees to obtain a secure retirement.

Employment Agreement, Separation Plan, and Change-in-Control Arrangements

Except for Mr. Bauer, the Company does not provide its NEOs with formal employment agreements.  At the time of his hire, Mr. Bauer entered into a three year Employment Agreement with the Company which generally requires Mr. Bauer to devote his entire time and attention to the business of the Company while he is employed by the Company.  In addition, the Employment Agreement provides that Mr. Bauer is entitled to participate in other benefit and compensation plans and receive perquisites that are generally provided to other executives of the Company.  The Employment Agreement may be terminated by either party at any time, for any reason or no reason at all.  In the event the Company terminates Mr. Bauer without “just cause” or if Mr. Bauer resigns for “good reason” (each as defined in the Employment Agreement), Mr. Bauer would be entitled to a lump sum severance payment of up to two years base salary and annual bonus.  Based on Mr. Bauer having served two years of the three year Employment Agreement, he would now be entitled to no more than one year of base salary and bonus.  Pursuant to the terms of the Confidentiality, Intellectual Property and Non-Compete Agreement, Mr. Bauer must assign to the Company all inventions conceived or made during his employment with the Company.  The Agreement also includes certain restrictive covenants (including a covenant which generally prohibits (i) the executive from working for any competitor of the Company for a one-year period following his separation from employment, and (ii) disclosure of confidential or proprietary information concerning the Company).  As a condition to the payment by the Company of any amounts that he would not have otherwise been due absent such termination, Mr. Bauer must execute a release of claims against the Company.

The Separation Plan provides severance in the event of a change-in-control of the Company and a qualifying termination of a NEO’s employment, and includes Mr. Bauer as a participant.  The Committee believes that providing severance in these situations is beneficial to shareholders so that executives may remain indifferent when evaluating a transaction that may be beneficial to shareholders yet could negatively impact their continued employment with the Company.  In the event a participant experiences a qualifying employment termination in connection with a change-in-control of the Company, such participant is entitled to receive the participant’s base salary plus the average of the participant’s annual cash bonuses paid or due and payable over the prior three calendar years multiplied by a “Benefit Factor” (subject to execution (and non-revocation) of a release of claims and compliance with confidentiality and one-year non-compete and customer and employee non-solicit obligations).

The participants’ Benefit Factors are as follows:

Benefit Factor
CEO and Senior Vice Presidents	2
Vice Presidents and Controller	1

Subject to compliance with the obligations in the release, a participant also will be paid $15,000 for outplacement services, and provided medical, dental and vision insurance for up to 18 months post-employment.  A participant will not be entitled to these payments and benefits under the Separation Plan, unless both:  (i) a change-in-control has occurred; and (ii) the participant’s employment has been terminated (involuntarily without “cause” or for “good reason,” but not for “cause”).

Our PSUs and restricted stock award agreements also include change-in-control provisions.  In the event of a change-in-control, the Committee may, in its discretion, determine that performance share unit awards are deemed earned at a target award level on a pro-rated basis (generally based on the number of months elapsed during the applicable performance period prior to the change-in-control).  For restricted stock awards granted to executives prior to 2014, such awards will vest in connection with a change-in-control and, for executive restricted stock awards granted in 2014 and thereafter, such awards will only vest if an executive experiences a qualifying termination of employment in connection with a change-in-control (double trigger).

Any payment to a participant that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code will cause the payment to be reduced to an amount, expressed in present value, which maximizes the aggregate present value of the payment, without causing any payment to be subject to the limitation of deduction under Section 280G.  See pages 38-42 for estimates on the benefits the NEOs would have received if a participant was terminated on December 31, 2013, in connection with a change-in-control.

Separation Agreements

Mr. Cancilla’s employment with the Company was terminated in November 2013.  Mr. Cancilla received the following in connection with his termination of employment, subject to his execution of a release of claims against the Company, and compliance with one-year non-solicitation provision and confidentiality obligations: (i) a lump sum cash severance in the amount of $150,000, (ii) regular base salary pay through the earlier of March 15, 2014 or the date on which Mr. Cancilla secures other employment, (iii) an opportunity to receive a pro-rated amount of his 2013 annual bonus, which was deemed earned and paid in the amount of $52,982, (iv) compensation for accrued and unused vacation, (v) payment of the COBRA premiums through the earlier of March 31, 2014 or the date on which Mr. Cancilla secures other employment with comparable medical and prescription benefits, and (vi) professional outplacement services.  At the time of his termination, Mr. Cancilla forfeited any and all unvested stock awards.

Mr. Haugh’s employment with the Company terminated in June 2013. In connection with his termination, Mr. Haugh received the following, subject to his execution of a general release of claims against the Company and compliance with one-year non-competition and non-solicitation provisions and confidentiality obligations: (i) a cash severance in the amount of $235,000 to be paid in three installments, (ii) compensation for accrued and unused vacation, (iii) payment of the COBRA premiums through the earlier of December 31, 2013 or the date on which Mr. Haugh secures other employment with comparable medical and prescription benefits, and (iv) professional outplacement services.  At the time of his termination, Mr. Haugh forfeited any and all unvested stock awards.

For additional information regarding the separation payments and benefits received by Messrs. Cancilla and Haugh, see the Summary Compensation Table (page 33) and Potential Payments Upon Termination or Change-In-Control (pages 38-42).

Stock Ownership Policy

The Company’s Stock Ownership Policy requires the CEO to own stock valued at least 5 times his salary.  Senior Vice Presidents are required to own stock valued at least 2.5 times their respective salaries, and Vice Presidents and the Controller are required to own stock valued at least 1.5 times their respective salaries.  The Stock Ownership Policy requires executives to retain 100% of the shares that are earned or that vest (net of tax) at any time while the value of current holdings is below the target requirement.  Shares that count toward the requirement include unvested restricted shares, shares acquired through employee benefit plans and shares held outright by the executive.  In cases of hardship, the CEO may recommend to the Committee, and the Committee may grant the executive, permission to sell shares even if the Policy requirement has not been met.  The Committee believes that such ownership requirements will discourage executives from taking any excessive long-term risks.

Tax Considerations

The Committee has considered the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements.  In certain instances, applicable tax laws impose potential penalties on such compensation and/or result in a loss of deduction to the Company for such compensation.

Section 409A.  Participation in, and compensation paid under, the Company’s plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code.  Generally, to the extent that the Company’s plans, arrangements and agreements fail to meet certain requirements under Section 409A of the Code, compensation earned thereunder may be subject to immediate taxation and tax penalties.  It is the intent of the Company that its plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

Section 162(m).  With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1M paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.  While the Committee considers the tax impact of any compensation arrangement, the Committee evaluates such impact in light of our overall compensation objectives.  The Committee reserves the right to approve non-deductible compensation if it believes it is in the best interests of the Company and/or its shareholders.

Right of Recovery

The Company has adopted policies regarding the Committee’s authority to adjust or recover annual incentive or performance share unit payments or awards if the Committee finds certain persons culpable in connection with an accounting restatement due to material non-compliance with financial reporting requirements.

Other Corporate Plans

At various times in the past, the Company has adopted certain employee benefit plans in which NEOs have been permitted to participate.  The Company also provides certain executive officers with life, long-term disability and health insurance programs.  The incremental cost to the Company of the NEOs’ benefits provided under these programs is included in the Summary Compensation Table (see page 33).  Benefits under these plans are not directly or indirectly tied to Company performance.

The Company also provides limited perquisites to the NEOs which may include car allowances or use of a leased car and membership in athletic or social clubs.  The Company believes that these perquisites tend to promote the Company’s image, to provide outlets for interaction between the Company’s executives and the Company’s vendors/suppliers and other business associates and/or to encourage healthy activities.  The Company’s incremental costs for these perquisites are included in the Summary Compensation Table.

Footnote Definitions for Section:  Executive Compensation

1

“2013 Corporate ROIC” under the 2013 Annual Plan means, with respect to the Company for the Fiscal Year:  (A) after tax earnings from continuing operations before interest income and interest expense and amortization charges and any costs recognized related to a purchase accounting step up in the basis of tangible or intangible assets not classified as amortization (tax affected using the effective corporate tax rate) and excluding:  (i) any favorable adjustments related to the Grand Island produced concrete ties; (ii) all expenses, costs, profits, losses, and gains (exclusive of travel) attributable to (a) the sale, excluding sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or, more than 50% of the assets of a Component, or (b) the acquisition, or unsuccessful attempted acquisition, of a business in 2013, divided by (B) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

2

“2013 Corporate and Operating Unit Pre-Tax Income” means the pre-tax income with respect to the Company, or as applicable, the Operating Unit, for the Fiscal Year, determined in accordance with generally accepted accounting principles, including the applicable LIFO charge or credit but excluding:  (i) any favorable adjustments related to the Grand Island produced concrete ties;  (ii) all gains or losses arising from sales of capital assets when the sale or purchase price for an individual asset exceeds $200,000; (iii) all expenses, costs, profits, losses or gains (exclusive of executive travel) attributable to (a) the sale (or attempted sale), other than sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or 50% of the assets of a Component in the Fiscal Year, or (b) the acquisition, or unsuccessfully attempted acquisition, of a business in 2013; (iv) the costs of the Plan for domestic operating units; and (v) investment income or losses arising from non-operating investments of cash pursuant to the Company’s investment policy.  Notwithstanding the foregoing, in the event more than 25% of the assets of an Operating Unit or 50% of the assets of a Component are sold, excluding sales of inventory in the ordinary course of business, during the Fiscal Year, such Operating Unit’s or Component’s, as applicable, Plan target and Actual Pre-Tax Income shall be eliminated from all calculations.

3

“2013 Corporate and Operating Unit Working Capital as a Percentage of Sales” means with respect to the Corporation or, as applicable, for an Operating Unit, for the Fiscal Year, the average monthly balances of Inventory and Accounts Receivable less the average monthly balances of Accounts Payable and Deferred Revenue divided by annual net sales.

4

“2013-2015 Average ROIC” under the 2013 LTIP ROIC for a period means, with respect to any calendar year: (A) after tax earnings from continuing operations before interest income and interest expense and amortization charges (tax affected using the effective corporate tax rate), divided by (B) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

ROIC shall be expressed as a percentage (%) and calculated annually for the Company for each calendar year in the Performance Period; provided, however, that ROIC shall be determined without regard to: (i) the effect of changes in accounting principles; (ii) all expenses, costs, profits, losses or gains, and operating results, attributable to any acquisition during the year of such acquisition; (iii) any costs related to purchase accounting step up in the basis of tangible or intangible assets not classified as depreciation and amortization for a period of twelve months after any acquisition (not related to impairment); and  (iv) the unsuccessfully attempted acquisition of a business during the Performance Period for a gross purchase price of more than $1M (exclusive of employee travel and other internal acquisition costs).  The "Average ROIC" for the Performance Period shall be calculated by aggregating the ROIC percentages as calculated in Step 1 (above) and dividing by three (3).  The ROIC result shall be rounded to the nearest tenth.

5

Compound Annual Growth Rate of Earnings from continuing operations (Earnings CAGR) means the growth rate of income from continuing operations as measured on a cumulative annual rate of growth over the specified three-year period.  The growth rate is calculated as follows: -1, where “Year 3 Income” is the income from continuing operations in the final year of the Program and “Base Year Income” represents the income from continuing operations for the year immediately preceding the commencement of the Performance Period; provided, however, that Earnings CAGR shall be determined without regard to: (i) the effect of changes in accounting principles; (ii) any costs related to purchase accounting step up in the basis of tangible or intangible assets for a period of twelve months after any acquisition (not related to impairment); and (iii) “extraordinary costs” associated with the timing of an acquisition in the final year of the plan. Extraordinary costs shall be the amount by which L. B. Foster’s expenses associated with the acquisition exceed the acquired company’s net income as defined by GAAP, if at all. In this 2013-2015 Program, the Base Year (2012) Income shall be $27,868,000.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate other Company filings, including this Proxy Statement, the following Report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

William H. Rackoff, Chairman

G. Thomas McKane

Peter McIlroy II

SUMMARY COMPENSATION TABLE - 2011, 2012 and 2013

The following table sets forth information regarding compensation of the Company’s NEOs for the years 2011, 2012 and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Robert P. Bauer President and CEO	2013	$592,250	---	$463,804	$342,913	$108,427	(3)	$1,507,394
	2012	$527,083	$292,000	$2,383,226	$160,139	$205,440		$3,567,888
David J. Russo Sr VP, CFO and Treasurer	2013	$288,837	---	$148,417	$122,640	$49,694	(4)	$609,588
	2012	$278,125	$114,000	$244,886	$61,967	$48,854		$747,832
	2011	$267,639	---	$129,949	$163,210	$42,241		$603,039
John F. Kasel Sr VP, Rail Business	2013	$276,683	---	$148,417	$78,301	$50,898	(5)	$554,299
	2012	$241,611	$85,000	$244,886	$48,938	$48,933		$669,368
	2011	$220,000	---	$129,949	$121,964	$39,479		$511,392
Donald L. Foster Sr VP, Construction Products	2013	$254,635	---	$148,417	$141,832	$48,475	(6)	$593,359
	2012	$246,500	$29,000	$217,396	$46,194	$49,479		$588,569
	2011	$237,833	---	$187,639	$160,303	$41,564		$627,339
David R. Sauder VP, Global Business Development	2013	$235,771	---	$92,801	$72,806	$37,927	(7)	$439,305
	2012	$228,687	$68,000	$146,880	$37,056	$40,409		$521,032
	2011	$221,083	---	$177,354	$98,051	$38,408		$534,896
Joseph S. Cancilla, Former VP, Secretary & General Counsel	2013	$171,575	---	$92,801	$52,982	$200,971	(8)	$518,329
Kevin R. Haugh, Former VP, Concrete Products, and President CXT Incorporated	2013	$106,663	---	$92,801	---	$265,290	(9)	$464,754

(1)

For 2013, the amounts represent the aggregate grant date fair value of the 2013-2015 LTIP awards; this grant consists of a combination of restricted stock and PSUs computed in accordance with FASB ASC Topic 718 (ASC 718) (excluding the effect of estimated forfeitures).  For a discussion of valuation assumptions, see Note 1 of the Company’s 2013 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  The 2013 amounts listed in this table use the closing price of Company stock on 02/27/13 and for the PSU, the amounts are based on an expected performance attainment of 100% for ROIC; 87% for the Earnings CAGR as of grant date. Maximum opportunity for the PSU is $914,172 for Mr. Bauer and $292,544 for Messrs. Russo, Kasel and Foster and $182,919 for Messrs. Sauder, Cancilla and Haugh.  Messrs. Cancilla and Haugh forfeited their 2013-2015 LTIP awards upon employment termination.

(2)

Amounts represent cash awards paid under the Executive Annual Incentive Compensation Plan.  For further information please see pages 21-23.

(3)

For Mr. Bauer, the 2013 amount includes:  SERP contribution of $56,411; club membership of $20,609; discretionary 401(k) profit share contribution; 401(K) Company match; executive medical reimbursement; life insurance premium, long-term disability premium and auto allowance.

(4)

For Mr. Russo, the 2013 amount includes:  discretionary 401(k) profit sharing contribution of $8,033; 401(k) Company match of $10,183; SERP contribution of $15,001; auto allowance of $10,200; executive medical reimbursement; life insurance premium; long-term disability premium and club membership.

(5)

For Mr. Kasel, the 2013 amount includes:  discretionary 401(k) profit sharing contribution of $8,033; 401(k) Company match of $10,200; SERP contribution of $11,127; auto allowance of $10,200; club membership of $6,564; executive medical reimbursement; and long-term disability premium

(6)

For Mr. Foster, the 2013 amount includes:  discretionary 401(k) profit sharing contribution of $8,033; 401(k) Company match of $10,200; SERP contribution of $5,350; auto allowance of $10,200; club membership of $6,947; executive medical reimbursement of $4,955; life insurance premium; and long-term disability premium.

(7)

For Mr. Sauder, the 2013 amount includes:  discretionary 401(k) profit sharing contribution of $8,033; 401(k) Company match of $10,200; SERP contribution of $6,137; auto allowance of $10,200; club membership; executive medical reimbursement; life insurance premium; and long-term disability premium.

(8)

For Mr. Cancilla, the 2013 amount includes:  severance payment of $150,000; salary continuation of $29,014; COBRA premiums; auto allowance; club membership; executive medical reimbursement; life insurance premium; and long-term disability premium.

(9)

For Mr. Haugh, the 2013 amount includes:  severance payment of $235,000; COBRA premiums; accrued vacation; 401(k) Company match; auto allowance; club membership; executive medical reimbursement; life insurance premium; and long-term disability premium.

GRANTS OF PLAN-BASED AWARDS IN 2013

The following table provides information on 2013 Non-Equity and Equity Incentive Plan Awards:

NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(6)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(6)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert P. Bauer		$102,163	$444,188	$888,375
	02/27/13							2,869	$121,904
	02/27/13				3,012	8,606	21,515		$365,669

David J. Russo		$36,538	$158,860	$317,721
	02/27/13							918	$ 39,006
	02/27/13				964	2,754	6,855		$117,017

John F. Kasel		$33,202	$138,342	$276,683
	02/27/13							918	$ 39,006
	02/27/13				964	2,754	6,855		$117,017

Donald L. Foster		$30,556	$127,318	$254,635
	02/27/13							918	$ 39,006
	02/27/13				964	2,754	6,855		$117,017

David R. Sauder		$21,691	$ 94,308	$188,617
	02/27/13							574	$ 24,389
	02/27/13				603	1,722	4,305		$ 73,168

Joseph S. Cancilla		$15,785	$ 68,630	$137,260
	02/27/13							574	$ 24,389
	02/27/13				603	1,722	4,305		$ 73,168

Kevin R. Haugh(5)		$11,086	$ 46,192	$ 92,384
	02/27/13							574	$ 24,389
	02/27/13				603	1,722	4,305		$ 73,168

(1)

This column reflects awards issued under the 2013 Annual Plan as discussed on pages 21-23.  For a discussion of valuation assumptions, see Note 1 of the Company’s 2013 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  Amounts actually paid under this plan to NEOs for 2013 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

This column reflects LTIP awards of PSU issued under the Company’s 2006 Omnibus Incentive Plan, as Amended and Restated for 2013 as discussed on pages 23-25.

(3)

This column includes restricted stock awards under the Company’s 2006 Omnibus Incentive Plan as Amended and Restated for 2013 as discussed on pages 23-25.

(4)

Reflects grant date fair value of restricted stock awards determined in accordance with ASC 718 (excluding the effect of estimated forfeitures) using the grant date closing price of $42.49 for grants made on 02/27/13.  For a discussion of valuation assumptions, see Note 1 of the Company’s 2013 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(5)

Due to Mr. Haugh’s termination date, he did not receive a payout under the 2013 Annual Plan.

(6)

Due to termination of employment, Messrs. Cancilla and Haugh forfeited their awards.

Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of our plans and other compensatory arrangements with our NEOs that are reported in the Summary Compensation Table and Grants of Plan-Based Awards table.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table sets forth information regarding outstanding stock options and unvested stock awards awarded to the NEOs as of December 31, 2013:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Robert P. Bauer	---	---	---	56,300	$2,662,427	8,908	$421,259
David J. Russo	---	---	---	10,809	$ 511,158	2,851	$134,824
John F. Kasel(4)	6,250	$14.77	12/05/15	8,309	$ 392,933	2,851	$134,824
Donald L. Foster(4)	2,500	$ 9.29	02/16/15	8,059	$ 381,110	2,851	$134,824
David R. Sauder	---	---	---	5,327	$ 251,914	1,782	$ 84,271
Joseph S. Cancilla	---	---	---	---	---	---	---
Kevin R. Haugh	---	---	---	---	---	---	---

(1)

This column includes unvested restricted stock awards granted under the LTIP in, 2010, 2011, 2012 and 2013.  The vesting schedule of these awards is described below.  This column also includes the earned PSUs from the 2011-2013 LTIP for the NEOs as follows:  Mr. Bauer - 0; Messrs. Russo, Foster and Kasel - 1,664; and Mr. Sauder - 960.

Name	Grant Date	Vesting Date	Unvested Restricted Stock
2010 Restricted Stock Awards:
David J. Russo	03/02/10	4 year cliff vesting; grant vests 03/03/14	1,021
David J. Russo	05/28/10	4 year graded vesting; vests 25% (2,500 shares) per year over 4 year period	2,500
John F. Kasel	03/02/10	4 year cliff vesting; grant vests 03/03/14	1,021
Donald L. Foster	03/02/10	4 year cliff vesting; grant vests 03/03/14	1,021
David R. Sauder	03/02/10	4 year cliff vesting; grant vests 03/03/14	596
2011 Restricted Stock Awards:
David J. Russo	03/15/11	4 year cliff vesting; grant vests 03/15/15	994
John F. Kasel	03/15/11	4 year cliff vesting; grant vests 03/15/15	994
Donald L. Foster	03/15/11	4 year cliff vesting; grant vests 03/15/15	994
Donald L. Foster	03/15/11	4 year graded vesting; vests 25% (375 shares) per year over 4 year period	750
David R. Sauder	03/15/11	4 year cliff vesting; grant vests 03/15/15	621
David R. Sauder	03/15/11	4 year graded vesting; vests 25% (375 shares) per year over 4 year period	750
2012 Restricted Stock Awards:
Robert P. Bauer	02/01/12	4 year graded vesting; vests 25% (16,500 shares) per year over 4 year period	49,500
Robert P. Bauer	03/06/12	4 year cliff vesting; grant vests 03/06/16	3,931
David J. Russo	03/06/12	4 year cliff vesting; grant vests 03/06/16	1,000
David J. Russo	03/06/12	4 year cliff vesting; grant vests 03/06/16	1,258
David J. Russo	12/11/12	3 year graded vesting; vests 33 1/3% over a 3 year period (726 shares on 12/11/13 and 727 shares 12/11/14 and 727 shares on 12/11/15)	1,453
John F. Kasel	03/06/12	4 year cliff vesting; grant vests 03/06/16	1,000
John F. Kasel	03/06/12	4 year cliff vesting; grant vests 03/06/16	1,258
John F. Kasel	12/11/12	3 year graded vesting; vests 33 1/3% over a 3 year period (726 shares on 12/11/13 and 727 shares 12/11/14 and 727 shares on 12/11/15)	1,453
Donald L. Foster	03/06/12	4 year cliff vesting; grant vests 03/06/16	1,258
Donald L. Foster	12/11/12	3 year graded vesting; vests 33 1/3% over a 3 year period (726 shares on 12/11/13 and 727 shares 12/11/14 and 727 shares on 12/11/15)	1,454
David R. Sauder	03/06/12	4 year cliff vesting; grant vests 03/06/16	786
David R. Sauder	12/11/12	3 year graded vesting; vests 33 1/3% (480 shares) per year over a 3 year period	960
2013 Restricted Stock Awards:
Robert P. Bauer	02/27/13	4 year cliff vesting; grant vests 02/27/17	2,869
David J. Russo	02/27/13	4 year cliff vesting; grant vests 02/27/17	918
John F. Kasel	02/27/13	4 year cliff vesting; grant vests 02/27/17	918
Donald L. Foster	02/27/13	4 year cliff vesting; grant vests 02/27/17	918
David R. Sauder	02/27/13	4 year cliff vesting; grant vests 02/27/17	574

(2)

This column reflects the number of unvested PSU awards granted under the LTIP (for which the performance conditions have not been satisfied) as of December 31, 2013 and includes awards granted in 2012 and 2013 as described below.

(2a) the 2012-2014 PSU awards were granted on 03/06/12.  Assuming the achievement of the underlying performance conditions, PSU awards will be settled and paid in shares of the Company's common stock in the calendar year immediately following the end of the performance period on a date determined in the Company's discretion, but in no event later than March 15th of such calendar year.  The number of shares included for these awards assumes threshold performance and includes as follows:  Mr. Bauer 5,896 shares; Messrs. Russo, Foster and Kasel 1,887 shares; and Mr. Sauder 1,179 shares.  The expected performance attainment for the ROIC portion of this grant as of 12/31/13 is 0%; the expected attainment of the TSR portion of this grant is 66.1%.

(2b) the 2013-2015 PSU awards were granted on 02/27/13.  Assuming the achievement of the underlying performance conditions, PSU awards will be settled and paid in shares of the Company's common stock in the calendar year immediately following the end of the performance period on a date determined in the Company's discretion, but in no event later than March 15th of such calendar year.  The number of shares included for these awards assumes threshold performance and includes as follows:  Mr. Bauer 3,012 shares; Messrs. Russo, Foster and Kasel 964 shares; and Mr. Sauder 603 shares.  The expected performance attainment for the ROIC portion of this grant as of 12/31/13 is 75.78%, the expected attainment of the Earnings CAGR portion of this grant is 88%.

(3)

Based on the Company's December 31, 2013 closing share price of $47.29 per share and with PSU awards calculated at threshold.

(4)

Messrs. Kasel’s and Foster’s options became fully vested on 05/25/09 and 02/16/09, respectively.

2013 OPTION EXERCISES AND STOCK VESTED

The following table discloses the number of stock options that were exercised in 2013 by our NEOs and the number of stock awards held by our NEOs that vested during 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert P. Bauer	---	---	16,500	$720,060
David J. Russo	---	---	4,519	$201,946
John F. Kasel	---	---	2,019	$87,796
Donald L. Foster(2)	3,750	$124,200	2,394	$104,412
David R. Sauder	---	---	1,609	$70,251

(1)

Mr. Bauer received a distribution of 16,500 shares on 02/01/13 at $43.64 (closing price) per share.  Mr. Russo received a distribution of 1,293 shares on 03/04/13 at $43.74 (closing price) per share; 2,500 shares on 05/28/13 at $45.66 (closing price) per share and 726 shares on 12/11/13 at $43.03 (closing price) per share.  Mr. Kasel received a distribution of 1,293 shares on 03/04/13 and 726 shares on 12/11/13 at $43.03 (closing price) per share.  Mr. Foster received a distribution of 1,293 shares on 03/04/13 at $43.74 (closing price) per share; 375 shares on 03/15/13 at $44.31 (closing price) per share and 726 shares on 12/11/13 at $43.03 (closing price) per share.  Mr. Sauder received a distribution of 754 shares on 03/04/13 at $43.74 (closing price) per share; 375 shares on 03/15/13 at $44.31 (closing price) per share and 480 shares on 12/11/13 at $43.03 (closing price) per share.

(2)

Mr. Foster exercised options on 08/30/13 at a weighted average price of $42.42.  The value realized on exercise is the difference between the exercise price and market price at which shares were sold.

2013 NON-QUALIFIED DEFERRED COMPENSATION

The following table discloses the contribution earnings and balances under the Company’s defined contribution plan that provides for the deferred compensation on a non-qualified tax basis:

Name	Registrant Contributions in 2013(1)	Aggregate Earnings in 2013(2)	Aggregate Balance at December 31, 2013(3)
Robert P. Bauer	$56,411	$643	$68,309
David J. Russo	$15,001	$952	$101,166
John F. Kasel	$11,127	$576	$61,181
Donald L. Foster	$5,350	$585	$62,158
David R. Sauder	$6,137	$181	$19,268
Joseph S. Cancilla	$0	$ 0	$0
Kevin R. Haugh	$0	$ 58	$0

(1)

Amounts represent 2013 Company contributions to the SERP which are included in the “All Other Compensation” column of the Summary Compensation table as described on page 33.

(2)

Amounts represent interest earned in 2013.  In accordance with the SERP, the Company applies interest to the benefit amount using the calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31, 2013 or a one year annualized Treasury Bill interest rate as of the last Friday of the year, whichever is higher.  For 2013, these rates were .95% and .11%, respectively.  The interest rate applied to the benefit in 2013 was .95%.  The amounts are not included in the Summary Compensation Table as they are not considered to be “above market” or preferential.

(3)

Amounts represent total SERP balance as of December 31, 2013.  Messrs. Cancilla’s and Haugh’s SERP benefits of $0 and $58, respectively, were forfeited upon termination of employment.  Amounts also include Company contributions to the SERP which were reported in the Summary Compensation Table for the fiscal years in which the executive was a NEO:  $11,083 (2012), $0 (2011) for Mr. Bauer; $13,090 (2012), $12,739 (2011) for Mr. Russo; $7,699 (2012), $6,549 (2011) for Mr. Kasel; $10,698 (2012), $6,332 (2011) for Mr. Foster; and $5,148 (2012), $5,783 (2011) for Mr. Sauder.

Description of Supplemental Executive Retirement Plan (“SERP”)

The SERP is designed primarily for the purpose of providing benefits for a select group of management or highly compensated employees of the Company and its affiliates and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended.  The SERP is an unfunded, unsecured obligation of the Company, the benefits of which will be paid from its general assets.

We established the SERP in order to attract and retain persons that we consider to be important to our success by providing benefits that are not restricted by the statutory limitations imposed on tax-qualified retirement plans by the federal income tax laws.  Executives and other eligible individuals are participants in the SERP.

The Compensation Committee has reserved the right to terminate a participant’s participation in the SERP at any time.  Additionally, if a participant’s employment with the Company or its affiliates is terminated or if the Compensation Committee, in its sole discretion, determines that a participant will no longer be a participant, the participant’s participation in the SERP (and such person’s right to accrue any benefits thereunder) will terminate.

The benefit provided under the SERP equals the supplemental retirement contributions credited to the participant’s account under the SERP, if any, as adjusted for interest credits.  For each year or portion of a year in which a participant participates in the SERP, the participant may be credited with a matching contribution and/or a profit sharing contribution.  The matching contribution is the difference, if any, between (a) the matching contribution that would have been made under the 401(k) Plan if the participant had made elective contributions to such plan sufficient to generate the maximum rate of matching contribution available under such plan, without imposition of any statutory limits imposed on tax-qualified retirement plans by the federal income tax laws and (b) the same amount with the imposition of such limits. The profit sharing contribution is the difference, if any, between (a) the profit sharing contribution that would have resulted if the applicable percentage rate had been applied on the participant’s compensation without regard to any statutory limits imposed on tax-qualified retirement plans by the federal income tax laws and (b) the actual profit sharing contribution allocated to the participant under the 401(k) Plan.  The interest credit is applied by the Company each December 31 to the amounts credited to each participant’s bookkeeping account at the greater of (a) a one-year annualized treasury bill interest rate as reported for the last Friday of each year, or (b) calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31 of such year.

The balance in a participant’s bookkeeping account generally becomes distributable, in the form of a lump sum, following the six-month anniversary of a participant’s separation from service due to involuntary termination by the Company (other than for cause) or retirement upon attainment of age 65 (or 55 with the Compensation Committee’s approval).  Distributions may commence sooner for participants who are not considered “key employees” under the federal income tax laws and/or in the event of a participant’s death or separation from service due to disability, as defined in the SERP.  No benefits are payable under the SERP if a participant terminates employment for any reason other than those specified above.

If a participant is discharged by the Company for cause (i.e., conduct that is injurious to the Company, conduct which intentionally violates either the Company’s written policies or the reasonable directives of the Company’s CEO, or the commission of a felony), such participant’s rights to any benefits under the SERP will be forfeited.  If the Compensation Committee determines that a participant is engaged in conduct detrimental to the interests of the Company or has used or is using trade secrets or other confidential information gained while employed with the Company, the Compensation Committee may, upon written notice to the participant, suspend or forfeit the participant’s right to any benefit under the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-In-Control

As discussed on page 16 and pages 26-27, the Company has established the Key Employee Separation Plan in order to retain and motivate its executives to focus on the Company’s successful operation; regardless of any real or perceived threat from a change-in-control.  In certain circumstances, this Key Employee Separation Plan provides for severance payments to our NEOs upon a qualifying termination of employment in connection with a change-in-control. Additionally, our CEO entered into an Employment Agreement with the Company, which provides for certain post-termination benefits in certain circumstances.  The material terms of Mr. Bauer’s Employment Agreement are discussed on page 16 and pages 26-27.  Certain of our stock and incentive plans and programs, and certain of our retirement plans also include change-in-control provisions or additional benefits upon termination.  The following discussion explains the effects of termination, both within and outside of the context of a change-in-control, under the Key Employee Separation Plan, Mr. Bauer’s Employment Agreement, our stock and incentive plans and programs, and our applicable retirement plans.

The payments and benefits detailed below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including those set forth in the 2013 Non-Qualified Deferred Compensation Table, and any stock options vested as of December 31, 2013 (which are set forth in the Outstanding Equity Awards at 2013 Fiscal Year-End Table).

Termination of Employment - Outside of a Change-in-Control

Termination Provisions Under Mr. Bauer’s Employment Agreement

Cash Severance.  Mr. Bauer is not entitled to severance if he is terminated by the Company for “cause” or if he voluntarily terminates his employment, other than if he terminates his employment for “good reason”, each as defined in the Employment Agreement.  If we terminate Mr. Bauer’s employment prior to a change-in-control and without “cause”, or if Mr. Bauer terminates his employment for “good reason”, he becomes entitled to the following:

A severance payment equal to the lesser of (a) the amount of the then base salary remaining to be paid to Mr. Bauer from the termination date until the ending date (02/01/15), plus a pro-rata portion of the target payout under the Executive Annual Incentive Compensation Plan and (b) two (2) times the then annual base salary plus two (2) times the target payout under the Executive Annual Incentive Compensation Plan.

In the event Mr. Bauer’s employment was terminated due to death or disability, he or his estate becomes entitled to the amount earned under the Executive Annual Incentive Compensation Plan pro-rated through termination date.

In the event of a covered change-in-control transaction (as defined in the Separation Plan), Mr. Bauer would be entitled to the benefits under the Separation Plan rather than the severance benefits provided under his Employment Agreement.

Termination Provisions Under Our Equity and Annual Compensation Plans and Programs

We provide equity-based and cash-based long-term incentive awards for executives (Please see “Compensation Discussion and Analysis” section of this Proxy Statement for further details of these programs).

Under the terms of the PSU Awards, in the event an awardee’s employment is terminated during the performance period on account of death, disability, or retirement (on or after the one-year anniversary of the commencement of the applicable performance period), the awardee will be entitled to receive a pro-rated payment for any PSU, if earned, based on the number of complete months served by the awardee during the entire performance period.

The Executive Annual Incentive Compensation Plan provides that in the event an awardee’s employment is terminated during the performance period on account of death, disability, or retirement, the awardee will be entitled to receive a pro-rated bonus payment, if earned, based on the period served by the awardee during the entire performance period.

Termination Provisions Under Our Supplemental Executive Retirement Plan

We maintain various retirement programs including the Supplemental Executive Retirement Plan.  There are no additional benefits provided to the NEOs in the event of a termination of employment prior to a change-in-control. Additionally, an executive is not entitled to benefits under this plan if that executive is terminated for “cause” or if the executive terminates employment with the Company, other than pursuant to a retirement (including an early retirement approved by the Company), death, or disability.

Change-In-Control and/or Related Termination of Employment

Change-In-Control Provisions Under the Executive Annual Incentive Compensation Plan

In the event of a change-in-control, an awardee will generally be entitled to a payment equal to a pro-rata target bonus for the year in which the change-in-control occurs which will be based on the portion of the year the awardee was employed by the Company prior to the change-in-control.

Change-In-Control Provisions Under the Key Employee Separation Plan

Cash severance pay.  If a NEO’s employment is terminated during the 90 day period prior to, on, or within two years of a change-in-control, either by the executive for good reason or by the Company other than for cause, death, or disability, the executive will receive in cash as severance pay (in addition to amounts earned by such NEO through the termination date) an amount equal to the product of:  the participants benefit factor (as noted on page 26 of this Proxy Statement) times the sum of (x) and (y) below:

(x)

executive’s base salary at the annual rate in effect on the termination date, plus

(y)

the awardee’s target annual bonus opportunity under the Executive Annual Incentive Compensation Plan for the year in which the termination date occurs multiplied by the average percentage of target achievement of the past three incentives paid under the Executive Annual Incentive Compensation Plan or, if greater, the three full calendar years ended before the change-in-control.

Continuation of medical and welfare benefits.  The NEO will receive the same or equivalent medical, dental and vision benefits (through the payment of the NEO’s COBRA premiums) received at the date of termination until the earlier to occur of:  (i) the NEO reaching the age of 65, (ii) the date the NEO is provided similar benefits by another employer, or (iii) the period to which the NEO is entitled to coverage under COBRA.

Outplacement Services.  The Company will provide a payment of $15,000 to the NEO to cover outplacement assistant services.

Limitations:  To the extent that payments would constitute “excess parachute payments” within the meaning of Section 280G of the Code, such payments will be limited to the maximum amount permitted to be paid without causing any payments to be subject to the limitation of deductions under Section 280G of the Code.

Change-In-Control and Termination Provisions Under Our Equity Compensation Programs

Restricted Stock Grants - Restricted Stock awards granted prior to 2014 will become vested upon a change-in-control, regardless of whether a participant has been terminated.

PSU Awards - The Compensation Committee may, in its sole discretion, deem that awardees have earned their respective PSU awards at a target award level; provided that the awardee will only be entitled to a pro-rated award based on the ratio of the number of complete months an awardee is employed or serves during the applicable performance period.

The following tables detail the incremental payments and benefits (above those already disclosed in this Proxy Statement) to which the NEOs would have been entitled under each termination of employment and change-in-control scenario, assuming the triggering event occurred on December 31, 2013.  Please see the footnotes to the tables for additional information.

Robert P. Bauer	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason(1)	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason

Lump Sum Severance(5)	$1,133,709	$342,913(2)	$342,913(2)	$342,913(2)	$1,531,368(3)
Benefits Continuation(4)					$32,129
Equity Awards (Unvested)		$356,342(5)	$356,342(5)	$356,342(5)	$3,119,627(6)	$3,119,627(6)
Outplacement Services					$15,000
SERP(7)	$68,309	$68,309	$68,309	$68,309	$68,309

Totals	$1,202,018	$767,564	$767,564	$767,564	$4,766,433	$3,119,627

David J. Russo	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason

Lump Sum Severance(5)		$122,640(2)	$122,640(2)	$122,640(2)	$814,888(3)
Benefits Continuation(4)					$32,129
Equity Awards (Unvested)		$188,335(5)	$188,335(5)	$188,335(5)	$719,754(6)	$719,754(6)
Outplacement Services					$15,000
SERP(7)	$101,166	$101,166	$101,166	$101,166	$101,166

Totals	$101,166	$412,141	$412,141	$412,141	$1,682,937	$719,754

John F. Kasel	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason

Lump Sum Severance		$78,301(2)	$78,301(2)	$78,301(2)	$723,955(3)
Benefits Continuation(4)					$32,129
Equity Awards (Unvested)		$188,335(5)	$188,335(5)	$188,335(5)	$601,529(6)	$601,529(6)
Outplacement Services					$15,000
SERP(7)	$61,181	$61,181	$61,181	$61,181	$61,181

Totals	$61,181	$327,817	$327,817	$327,817	$1,433,794	$601,529

Donald L. Foster	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason

Lump Sum Severance		$141,832(2)	$141,832(2)	$141,832(2)	$745,467(3)
Benefits Continuation(4)					$32,129
Equity Awards (Unvested)		$188,335(5)	$188,335(5)	$188,335(5)	$589,706(6)	$589,706(6)
Outplacement Services					$15,000
SERP(7)	$62,158	$62,158	$62,158	$62,158	$62,158

Totals	$62,158	$392,325	$392,325	$392,325	$1,444,460	$589,706

David R. Sauder	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason

Lump Sum Severance		$72,806(2)	$72,806(2)	$72,806(2)	$306,804(3)
Benefits Continuation(4)					$32,129
Equity Awards (Unvested)		$117,697(5)	$117,697(5)	$117,697(5)	$382,292(6)	$382,292(6)
Outplacement Services					$15,000
SERP(7)	$19,268	$19,268	$19,268	$19,268	$19,268

Totals	$19,268	$209,771	$209,771	$209,771	$755,493	$382,292

(1)

As described above, Mr. Bauer’s Employment Agreement provides for the payment of cash severance to him in the event of a termination without cause by the Company or a termination of employment by him for good reason.  The cash severance amount included in the table assumes that such a qualifying termination had occurred on December 31, 2013, and that such amounts became payable to him as a result.

(2)

Pro-rated bonus amounts payable under the Executive Annual Incentive Compensation Plan.

(3)

Amounts payable under the Separation Plan in the event an executive is terminated without cause by the Company or he terminates for good reason in connection with a change-in-control of the Company.  The Separation Plan provides that certain severance payments will be reduced so that they do not exceed the executive’s respective safe harbor limit, as defined under Code, Section 280G, however, the amounts reflected in the table include the full payout value (with no reduction).

(4)

Under the Separation Plan, these benefits consist of continued medical, dental and vision benefits as described above. Benefits continuation is the cost of COBRA for the Company based on the executive’s benefit elections as of December 31, 2013.

(5)

These values represent the pro-rata portion of the earned award (assuming target performance) based on the number of complete months served by the awardee during the applicable performance period as of December 31, 2013.

(6)

These amounts include (i) full accelerated vesting of all unvested restricted stock if a change-in-control of the Company had occurred on December 31, 2013, and (ii) PSU vesting at target in connection with a change-in-control plus a qualifying employment termination (pro-rated for months elapsed as of December 31, 2013 for each thirty-six month performance period) and, in each case, using the Company’s closing market price on December 31, 2013 of $47.29.

(7)

Payout of the SERP, other than for retirement, assumes the following:  the executive was terminated without cause, or due to death or disability.  A SERP payout would not be made to an executive that terminated voluntarily other than a qualified retirement per the Plan.

Termination of Employment Payments for Messrs. Cancilla and Haugh

Mr. Cancilla’s employment with the Company was terminated in November 2013.  Mr. Cancilla received the following in connection with his termination of employment:  (i) a lump sum cash severance in the amount of $150,000, (ii) regular base salary pay through March 15, 2014 in the amount of $71,110, (iii) a pro-rated amount of his 2013 annual bonus, which was deemed earned and paid in the amount of $52,982, and (iv) payment of the COBRA premiums through March 31, 2014 in the amount of $7,006.  At the time of his termination, Mr. Cancilla forfeited any and all unvested stock awards.

Mr. Haugh’s employment with the Company terminated in June 2013. In connection with his termination, Mr. Haugh received the following:  (i) a cash severance in the amount of $235,000, (ii) compensation for accrued and unused vacation in the amount of $8,817, and (iii) payment of the COBRA premiums through August 2013 in the amount of $1,857.  At the time of his termination, Mr. Haugh forfeited any and all unvested stock awards.

For additional information regarding the separation payments and benefits received by Messrs. Cancilla and Haugh, please see page 27 of the Compensation Discussion and Analysis and the Summary Compensation Table on page 33.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company's financial reporting process on behalf of the Board.  The Audit Committee is responsible for the appointment, compensation and retention of the Corporation's independent registered public accountants.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2013.  The Audit Committee's Charter is available on the Company's website (www.lbfoster.com).  The Audit Committee held seven (two of which were telephonic) meetings during the 2013 fiscal year.

Management is responsible for the Company's internal controls and for the financial reporting process.  With respect to 2013, management advised the Audit Committee that all annual and quarterly financial statements reviewed by the Audit Committee had been prepared in accordance with generally accepted accounting principles.

The Audit Committee met and held discussions with E&Y, who are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company's accounting principles and E&Y's judgment regarding these matters.  The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed relating to the conduct of the audit under the Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board ("PCAOB").  The Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding the independent registered public accountant's communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.  The Audit Committee concluded that E&Y's independence had not been impaired.

The Audit Committee discussed with the Company's internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee discussed the results of E&Y's quarterly review procedures with the Company's CEO, CFO and Controller and with E&Y prior to the Company's release of quarterly financial information.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

AUDIT COMMITTEE

Diane B. Owen, Chairman

Peter McIlroy II

Suzanne B. Rowland

ADDITIONAL INFORMATION

Management is not aware, at this time, of any other matters to be presented at the meeting.  If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted at the discretion of the proxy holders.

Representatives of E&Y are expected to be in attendance at the meeting to respond to appropriate questions from shareholders and will have an opportunity to make a statement if they so desire.

If you wish to present a proposal for possible inclusion in our Proxy Statement for the 2015 annual meeting of shareholders pursuant to the SEC’s rules, you must send the proposal to:  Patrick J. Guinee, Vice President, General Counsel & Corporate Secretary, L. B. Foster Company, 415 Holiday Drive, Pittsburgh, PA  15220.  Shareholder proposals for inclusion in our Proxy Statement for the annual meeting of shareholders to be held in 2015 must conform to the requirements of Rule 14a-8 of the Exchange Act and be received by the Corporate Secretary of the Company on or before December 13, 2014.

Shareholders who wish to bring business before or nominate a person for election as a director at the Company’s 2015 Annual Meeting of Shareholders (other than through a shareholder proposal pursuant to the SEC’s rules) must notify the Corporate Secretary of the Company in writing and provide the information required by the provision of our By-Laws dealing with shareholder proposals. The notice must be delivered to or mailed and received by the Corporate Secretary no later than the close of business on the 90th day prior to (February 21, 2015) nor earlier than the close of business on the 120th day prior to (January 22, 2015) the date of the first anniversary of the annual meeting; provided, however, that in the event that the date of the 2015 annual shareholders’ meeting is more than 30 days before or more than 60 days after such anniversary date, notice, to be timely, must be delivered not earlier than the close of business on the 120th day prior to the 2015 annual shareholder meeting and not later than the close of business on the later of the 90th day prior to the 2015 annual shareholder meeting or the 7th day following the day on which public announcement of the date of such meeting is first made.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is available to shareholders. A shareholder may obtain a copy of such Annual Report, including the financial statements and the financial statement schedules, free of charge on our website at www.lbfoster.com or by writing to the Investor Relations Department, L. B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220 (a copy of any exhibits thereto will be provided upon payment of a reasonable charge limited to our cost of providing such exhibits).

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address with the same last name by delivering a single proxy statement addressed to those shareholders.  This process, which is commonly referred to as “householding”, is intended to provide extra convenience for shareholders and cost savings for companies.  Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once shareholders have received notice from their broker that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent.

If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account.  Upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, will be sent to a shareholder at a shared address to which a single copy of the documents was delivered.  Any such request should be addressed to:  Investor Relations Dept., L. B. Foster Company, 415 Holiday Drive, Pittsburgh, PA  15220, or may be made by calling the Company at (412) 928-3417.

Pittsburgh, Pennsylvania

April 11, 2014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

L.B. FOSTER COMPANY 415 HOLIDAY DRIVE PITTSBURGH, PA 15220-2729 ATTN: INVESTOR RELATIONS

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1	Election of Directors			0	0	0
	Nominees:

	01	Robert P. Bauer	02	Lee B. Foster II	03	Peter McIlroy II	04	G. Thomas McKane 05 Diane B. Owen
	06	William H. Rackoff	07	Suzanne B. Rowland

The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain

2	Ratify appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2014.								0	0	0

3	Advisory approval of the compensation paid to the Company’s named executive officers in 2013.								0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2013 Annual Report is/are available at www.proxyvote.com.

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ANNUAL MEETING OF SHAREHOLDERS
May 22, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS

The shareholder(s) hereby appoint Lee B. Foster II and Robert P. Bauer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of L. B. Foster Company that the shareholder(s) is/ are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, Eastern Daylight Time on May 22, 2014, at the Company’s headquarters, 415 Holiday Drive, Pittsburgh, PA 15220, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED REPLY ENVELOPE